Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND COMMERCIAL
LICENSE AGREEMENT
between
MERSANA THERAPEUTICS, INC.
and
MERCK KGaA

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
	1.1. Definitions	1
	1.2. Certain Rules of Interpretation in this Agreement and the Schedules and Exhibits	13
2.	Research Program	14
	2.1. Objective and Conduct of the Research Programs	14
	2.2. Research Plans	14
	2.3. Term of a Research Program	15
	2.4. Availability of Targets; Approval of New Research Plans	16
	2.5. Alliance Managers; Governance of Research Program	17
3.	License Grants	21
	3.1. Research License to Mersana	21
	3.2. Exclusive Licenses to Merck	21
	3.3. Sublicensing	21
	3.4. Compliance with the Mersana In-Licenses	22
4.	Development, Commercialization, Supply and Manufacturing	22
	4.1. In General; Diligence	22
	4.2. Funding and Progress Reports	22
	4.3. Technology Disclosure; Supply; Manufacturing	22
	4.4. Booking of Sales; Distribution; Recalls	23
5.	Regulatory Matters	23
	5.1. Regulatory Assistance	23
	5.2. Regulatory Participation	23
6.	Fees, Milestones, and Royalties	24
	6.1. Technology Access Fee	24
	6.2. Research Fees	24
	6.3. Royalties Payable by Merck	25
	6.4. Development Milestone Payments	26
	6.5. Sales Milestone Payments	27
	6.6. Payment Terms	28
	6.7. Payment Method	28
	6.8. Late Payments	28
	6.9. Taxes	28
	6.10. Royalty Reports and Accounting	29
7.	Confidentiality	30
	7.1. Non-Disclosure Obligations	30
	7.2. Permitted Disclosures	30
	7.3. Press Releases and Other Disclosures to Third Parties	32
	7.4. Use of Name	32
	7.5. Publications Regarding Results of the Research Program	32
	7.6. Return of Confidential Information	32
i

8.	Inventions and Patents	33
	8.1. Disclosure of Inventions	33
	8.2. Ownership of Intellectual Property	33
	8.3. Patent Prosecution and Maintenance	33
	8.4. Enforcement of Patent Rights	35
	8.5. In-Licensed Patent Rights	35
	8.6. Trademarks	36
9.	Infringement or Other Actions Brought by Third Parties	36
	9.1. Third Party Actions	36
10.	Representations, Warranties and Covenants	37
	10.1. Mutual Representations and Warranties	37
	10.2. Additional Representations and Warranties of Mersana	38
	10.3. Additional Covenants of Mersana	39
	10.4. Performance by Affiliates	39
	10.5. Disclaimer of Warranties	39
11.	Term and Termination	39
	11.1. Term	39
	11.2. Termination by Merck	40
	11.3. Termination for Cause	40
	11.4. License Survival Upon Insolvency	40
	11.5. Effect of Expiration and Termination	40
12.	Indemnity; Limitation of Liability; Insurance	41
	12.1. Indemnity	41
	12.2. Procedure	42
	12.3. Limitation of Liability	42
	12.4. Insurance	42
13.	Miscellaneous	42
	13.1. Force Majeure	42
	13.2. Assignment	43
	13.3. Severability	43
	13.4. Notices	43
	13.5. Applicable Law; Jurisdiction	44
	13.6. Dispute Resolution	44
	13.7. Entire Agreement	44
	13.8. Independent Contractors	45
	13.9. Waiver and Non-Exclusion of Remedies	45
	13.10. Further Assurances	45
	13.11. No Benefit to Third Parties	45
	13.12. Equitable Relief	45
	13.13. Counterparts	45

ii

SCHEDULES AND EXHIBITS
SCHEDULES

Schedule 1.1.76	Mersana Cytotoxic Compounds

Schedule 1.1.78	Mersana Patent Rights

Schedule 1.1.80	Mersana Platform Patent Rights

Schedule 1.1.94	Original Mersana In-Licenses

Schedule 2.2.3-1	Research Plans for first and second Designated Targets

Schedule 2.4.1	Designated Targets

Schedule 7.3	Press Release

EXHIBITS

Exhibit 1.1.98	Performance Specifications
iii

COLLABORATION AND COMMERCIAL LICENSE AGREEMENT
This Collaboration and Commercial License Agreement, effective as of June 23, 2014 (“Effective Date”), is by and between Mersana Therapeutics, Inc., a Delaware corporation, having its principal place of business at 840 Memorial Drive Cambridge, MA 02139 (“Mersana”) and Merck KGaA, a corporation with general partners having its principal place of business at Frankfurter Str. 250, 64293 Darmstadt, Germany (“Merck”). Mersana and Merck may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.
BACKGROUND
WHEREAS, Mersana Controls certain intellectual property rights relating to Antibody-drug conjugates;
WHEREAS, Merck is engaged in the Development and Commercialization of pharmaceutical products;
WHEREAS, Mersana and Merck desire to establish a cooperative relationship in order to Develop and Commercialize new Antibody-drug conjugates as pharmaceutical drug products; and
WHEREAS, Merck desires to license from Mersana and Mersana wishes to license to Merck, on an exclusive basis, the right to Develop and Commercialize Antibody-drug conjugates as pharmaceutical drug products as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Definitions and Interpretation.
1.1. Definitions. For the purposes of this Agreement the following words and phrases will have the following meanings:
1.1.1. “ADC” means an Antibody Directed to a Designated Target conjugated to one or more Cytotoxic Compounds using Mersana Platform Technology, which ADC is created pursuant to this Agreement.
1.1.2. “ADC Materials” is defined in Section 2.2.1.3.
1.1.3. “Affiliate” of a Party means a corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used in this Section 1.1.3, the term “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof.
1.1.4. “Agreement” means this Collaboration and Commercial License Agreement, together with all schedules, amendments and supplements hereto.
1.1.5. “Antibody” means an unconjugated polyclonal or monoclonal antibody (whether (a) fully human, fully mouse, humanized, phage display, chimeric, polyclonal, polyclonal mixes or any other type of antibody, (b) multiple or single chain, recombinant, in vivo, in vitro or naturally occurring or a combination of any of the foregoing in any species or (c) monospecific, bi-specific, or multi-specific or any analog, derivative, fragment or modification thereof (including a full antibody, scFv, scFvFc, Fab, minibody, etc.)).
1.1.6. “Antigen” means (a) any protein (including any glyco- or lipo-protein), carbohydrate, compound or other composition that stimulates the production of Antibodies or against which Antibodies are Directed, or (b) any naturally occurring isoform or variants thereof. The whole protein, carbohydrate, compound or other composition as well as a portion of the whole is considered the same Antigen.
1.1.7. “Applicable Law” means a law or statute, any rule or regulation issued by a Governmental Authority or Regulatory Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling, in each case as applicable to the subject matter and the parties at issue and having a binding effect on it and them.
1.1.8. “Available” is defined in Section 2.4.2.1.
1.1.9. “Bankruptcy Code” is defined in Section 11.4.
1.1.10. “BLA” is defined in the definition of Regulatory Approval.
1.1.11. “Breaching Party” is defined in Section 11.3.
1.1.12. “Business Day” means a day on which national banks located in the Commonwealth of Massachusetts and Germany are open for commercial banking business other than a Saturday or Sunday.
1.1.13. “Calendar Quarter” means a three (3) month period beginning on January 1, April 1, July 1 or October 1 of any Calendar Year, except that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.1.14. “Calendar Year” means, (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term, and (c) each interim period of twelve (12) months commencing on January 1 and ending on December 31.
1.1.15. “Change in Control” means, with respect to a Party, (a) a merger or consolidation in which (i) such Party is a constituent party, or (ii) a subsidiary of such Party is a constituent party, and such entity in clause (i) or (ii) issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving such Party or a subsidiary of such Party in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation more than fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) the parent corporation of such surviving or resulting corporation, in the case that the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or a subsidiary of such Party of all or substantially all of the assets of such Party or such subsidiary of such Party taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is only to a wholly owned subsidiary of such Party or a subsidiary of such Party); or (c) any “person” or “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the “Exchange Act”) in a single transaction or series of related transactions, becomes the beneficial owner as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of fifty percent (50%) or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party, other than pursuant to a bona fide financing.
1.1.16. “Claim” is defined in Section 12.1.1.
1.1.17. “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and an Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials.
1.1.18. “Combination Product” means a pharmaceutical product that consists of an ADC and other active compounds or active ingredients sold as a single formulation or any combination of a Licensed Product sold together with another pharmaceutical product for a single invoiced price.
1.1.19. “Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means activities involved in Commercializing.
1.1.20. “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of a Licensed Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as such Licensed Product and having profit potential and strategic value comparable to that of such Licensed Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of such Licensed Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.
1.1.21. “Competing Product” means with respect to a Licensed Product in a country of the Territory, [**], the Manufacture, use or sale of which in such country would infringe a pending or granted claim of a Mersana Patent Right or Mersana Platform Patent Right in such country, and which in the case of a pending claim, such pending claim were to be granted in the form in which it is pending at the time of the first sale of such Antibody drug conjugate in such country.
1.1.22. “Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or information of a Party that otherwise becomes known to the other Party by virtue of this Agreement; provided, that notwithstanding anything to the contrary, (a) Confidential Information constituting Mersana Know-How, Mersana Platform Know-How or Mersana Regulatory Documentation will be Confidential Information of Mersana (and Mersana will be deemed the disclosing Party and Merck the receiving Party with respect thereto) and (b) Confidential Information constituting Merck Know-How, Product Know-How or Merck Regulatory Documentation will be Confidential Information of Merck (and Merck will be deemed the disclosing Party and Mersana the receiving Party with respect thereto).
1.1.23. “Control” means, with respect to any information or intellectual property right, possession, whether directly or indirectly, by a Party or its Affiliates (including, except as described below, a Future Acquirer) of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to the grants set forth in this Agreement) to grant the right to access or use, or to grant a license or a sublicense to, such information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, any information or intellectual property right Controlled by a Future Acquirer of Mersana will not be treated as “Controlled” by Mersana or its Affiliates for purposes of this Agreement to the extent, but only to the extent, that such intellectual property (a) is Controlled by such Future Acquirer of Mersana prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights (whether directly or indirectly) by Mersana or its Affiliates, or (b) is Controlled by such Future Acquirer subsequent to the time that such Future Acquirer qualifies as such but either (i) was not Controlled by Mersana or any of its existing Affiliates prior to the time such Future Acquirer qualifies as such or (ii) did not come under the Control of such Future Acquirer due to any license or other grant of rights by Mersana or its Affiliates or any reference or access to any Merck Technology, Product Technology, Mersana Technology, Mersana Platform Technology or any other Confidential Information of Merck or information or intellectual property right Controlled by Mersana or any of its Affiliates (other than information or intellectual property Controlled by a Future Acquirer that would be excluded by clause (a) or (b)(i) of this Section 1.1.23).
1.1.24. “Cytotoxic Compound” means the Mersana Cytotoxic Compounds, the Merck Cytotoxic Compounds and the Public Domain Cytotoxic Compounds.
1.1.25. “Designated Target” means each Antigen designated by Merck under Section 2.4.
1.1.26. “Develop” or “Developing” means to discover, research or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” means activities involved in Developing.
1.1.27. “Directed” means, with respect to one or more Antigens, that an Antibody, Antibody drug conjugate or an ADC is selected, generated or optimized to preferentially bind to such Antigen or Antigens. For clarity, in the case of a bi-specific or multi-specific Antibody, such Antibody will be deemed to be Directed to those two (2) or more Antigens to which such Antibody has been selected, generated or optimized to preferentially bind.
1.1.28. “Drug Master File” means a voluntary submission to the FDA that may be used to provide confidential, detailed information about an ADC, Licensed Product, or Mersana Cytotoxic Compound, Merck Cytotoxic Compound, Public Domain Cytotoxic Compound or any other Mersana Technology or Mersana Platform Technology used to create an ADC or a Licensed Product, and Manufacturing (including the facilities used therefor) any of the foregoing.
1.1.29. “Effective Date” is defined in the introduction to this Agreement.
1.1.30. “Estimated Pre-Payment” is defined in Section 6.2.2.1(b).
1.1.31. “European Union” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time.
1.1.32. “Event of Force Majeure” is defined in Section 13.1.
1.1.33. “Exchange Act” is defined in the definition of Change in Control.
1.1.34. “Exclusive License” is defined in Section 3.2.
1.1.35. “Exploit” means make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.
1.1.36. “Extensions” is defined in Section 8.3.7.
1.1.37. “FD&C Act” means the United States Federal Food, Drug & Cosmetic Act, as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.1.38. “FDA” means the United States Food and Drug Administration, and any successor agency thereto.
1.1.39. “Field” means diagnoses, prevention, control, palliation, or treatment of human and animal conditions, diseases or disorders.

1.1.40. “First Commercial Sale” means, with respect to any Licensed Product and with respect to any country of the Territory, the first commercial transfer or disposition for value of a Licensed Product by Merck, its Affiliates or Sublicensees to a Third Party following, if required by Applicable Law, Regulatory Approval and Pricing Approval of such Licensed Product and, when Regulatory Approval and Pricing Approval are not required by Applicable Law for the Licensed Product, the first commercial sale in that country, in each case for use or consumption of such Licensed Product in such country by the general public; provided, that sales for clinical study purposes or compassionate, named patient (paid or unpaid) or similar use will not constitute a First Commercial Sale.
1.1.41. “Fleximer®” means Mersana’s biodegradable polymer platform, poly(hydroxymethylethylene)hydroxymethyl formal, in any of its forms and sizes and varieties that are incorporated into an ADC or otherwise delivered to Merck pursuant to a Research Plan.
1.1.42. “FTE” means one person (or the equivalent of one person) working full time for a twelve (12) month period in a Development, regulatory or other relevant capacity employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof will be [**] hours per year.
1.1.43. “FTE Fees” is defined in Section 6.2.1.
1.1.44. “FTE Rate” means the fully-loaded annual cost for the work of one FTE of [**].
1.1.45. “Future Acquirer” means a Third Party to any Change in Control transaction involving Mersana and such Third Party or any of such Third Party’s Affiliates, existing immediately prior to such Change in Control.
1.1.46. “Future Mersana In-License” means an agreement between Mersana or an Affiliate of Mersana and a Third Party, entered into after the Effective Date, pursuant to which Mersana has, but for the second proviso of this Section 1.1.46, acquired Control of certain Mersana Technology or Mersana Platform Technology; provided that such agreement will not be deemed to be a Future Mersana In-License unless and until the Parties have agreed upon the economic terms pursuant to which Merck may access such Mersana Technology or Mersana Platform Technology pursuant to Section 6.3.4.2(b); and provided further that such Mersana Technology or Mersana Platform Technology will not be deemed to be in the “Control” of Mersana unless and until the Parties so agree pursuant to Section 6.3.4.2(b).
1.1.47. “Gatekeeper” means the [**] as may be agreed by the Parties in writing from time to time.
1.1.48. “GLP Toxicology Studies” means, with respect to a Licensed Product, animal studies conducted in accordance with GLP and intended to support an IND for such Licensed Product.
1.1.49. “Good Clinical Practices” means the then-current standards for good clinical practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.
1.1.50. “Good Laboratory Practices” or “GLP” means the then-current standards for good laboratory practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.
1.1.51. “Good Manufacturing Practices” means the then-current standards for good manufacturing practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.

1.1.52. “Governmental Authority” means an applicable multi- or supra-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.1.53. “IFRS” means International Financial Reporting Standards.
1.1.54. “IND” means (a) in the United States, an Investigational New Drug Application, as defined in the FD&C Act, filed with the FDA that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing.
1.1.55. “Indemnitee” is defined in Section 12.2.
1.1.56. “Indemnitor” is defined in Section 12.2.
1.1.57. “Joint Intellectual Property Committee” or “JIPC” is defined in Section 2.5.4
1.1.58. “Joint Know-How” means Know-How that is invented, conceived, or developed jointly by or on behalf of both Parties in the course of conducting their activities under this Agreement. If any Know-How would otherwise constitute both Product Know-How and Joint Know-How, then such Know-How will be deemed to be Product Know-How. If any Know-How would otherwise constitute both Mersana Platform Know-How and Joint Know-How, then such Know-How will be deemed to be Mersana Platform Know-How.
1.1.59. “Joint Patent Right” means a Patent Right that claims Joint Know-How.
1.1.60. “Joint Project Team” or “JPT” is defined in Section 2.5.3.1.
1.1.61. “Joint Technology” means the Joint Know-How and the Joint Patent Rights.
1.1.62. “Know-How” means proprietary technical information, processes, formulae, data, inventions, methods, knowledge, discoveries, inventions, know-how, trade secrets and other information, whether or not patentable, but that is not generally known, including any tangible embodiments of the foregoing.
1.1.63. “Liability” is defined in Section 12.1.1.
1.1.64. “Licensed Product” means a [**] that incorporates one or more ADCs Directed to a Designated Target.
1.1.65. “Linker” is defined in the definition of Mersana Platform Know-How.
1.1.66. “Major Market Country” means each of the United States, Japan, France, Germany, Italy, Spain and the United Kingdom.
1.1.67. “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any intermediate or component thereof. When used as a noun, “Manufacture” or “Manufacturing” means activities involved in Manufacturing a compound or product or any intermediate or component thereof.
1.1.68. “Merck” is defined in the introduction to this Agreement.
1.1.69. “Merck Antibody” means an Antibody Directed to a Designated Target [**] Merck to Mersana for inclusion in an ADC under a Research Program.

1.1.70. “Merck Cytotoxic Compound” means any [**] that Merck, or its Affiliates Control as of the Effective Date or at any time during the Term.
1.1.71. “Merck Know-How” means Know-How, excluding Product Know-How (a) that is Controlled by Merck or any Affiliate of Merck as of the Effective Date or at any time during the Term and (b) that is necessary or useful to Exploit ADCs or Licensed Products.
1.1.72. “Merck Patent Right” means a Patent Right that claims Merck Know-How.
1.1.73. “Merck Regulatory Documentation” means Regulatory Documentation owned or Controlled by Merck or any of its Affiliates on or after the Effective Date relating to an ADC or a Licensed Product.
1.1.74. “Merck Technology” means the Merck Patent Rights and the Merck Know-How.
1.1.75. “Mersana” is defined in the introduction to this Agreement.
1.1.76. “Mersana Cytotoxic Compound” means [**] that Mersana or its Affiliates Control as of the Effective Date or at any time during the Term. Mersana Cytotoxic Compounds include the compounds listed on Schedule 1.1.76.
1.1.77. “Mersana Know-How” means Know-How, excluding Mersana Platform Know-How, (a) that is Controlled by Mersana or any Affiliate of Mersana as of the Effective Date or at any time during the Term and (b) that is necessary or useful to Exploit ADCs or Licensed Products.
1.1.78. “Mersana Patent Right” means a Patent Right that claims Mersana Know-How. Mersana Patent Rights existing as of the Effective Date include all Patent Rights listed on Schedule 1.1.78
1.1.79. “Mersana Platform Know-How” means Know-How
(a) that is Controlled by Mersana or any Affiliate of Mersana as of the Effective Date or at any time during the Term, including pursuant to Section 8.2.1, and any Know-How that is invented, conceived, or developed (A) by either or both Parties, or its or their Affiliates or Third Parties acting on its or their behalf, in each case in the course of conducting its or their activities under this Agreement or (B) by or on behalf of any Sublicensee in the course of conducting activities under a permitted sublicense hereunder, and
(b) to the extent relating to or consisting of
(i) a Mersana Cytotoxic Compound,
(ii) [**],
(iii) the conjugation of a Mersana Cytotoxic Compound to a linker,
(iv) the conjugation of a pharmaceutical compound to a Linker,
(v) [**],
(vi) [**].
If any Know-How would otherwise constitute both Mersana Platform Know-How and Joint Know-How, then such Know-How will be deemed to be Mersana Platform Know-How. It is agreed that all Know-How to the extent solely related to a Designated Target, Licensed Product, an ADC or a Merck Cytotoxic Compound shall not constitute Mersana Platform Know-How.
1.1.80. “Mersana Platform Patent Right” means a Patent Right that claims Mersana Platform Know-How. Mersana Platform Patent Rights existing as of the Effective Date includes all Patent Rights listed on Schedule 1.1.80.
1.1.81. “Mersana Platform Technology” means the Mersana Platform Know-How and the Mersana Platform Patent Rights. To the extent and subject to the proviso in the first sentence of Section 3.2, the rights granted to Mersana under the TUBE Agreement and the MGH Agreement shall be included in Mersana Platform Technology when the conditions set forth in such proviso have been met.
1.1.82. “Mersana Prosecution Patent Rights” is defined in Section 10.2.3.
1.1.83. “Mersana Regulatory Documentation” means Regulatory Documentation owned or Controlled by Mersana or any of its Affiliates on or after the Effective Date relating Mersana Technology or Mersana Platform Technology, in each case, that is necessary or useful to Exploit an ADC or a Licensed Product.
1.1.84. “Mersana Technology” means the Mersana Patent Rights and the Mersana Know-How.
1.1.85. “Mersana Trademarks” is defined in Section 8.6.3.
1.1.86. “MGH Agreement” is defined in Schedule 1.1.94.
1.1.87. “MGH Agreement Term” means the period commencing on the Effective Date and ending on the date of the [**].
1.1.88. “MGH Patents” means the Patent Rights set forth in rows 1-7 of Schedule 1.1.80.
1.1.89. “NDA” is defined in the definition of Regulatory Approval.
1.1.90. “Net Sales” means the gross amounts invoiced by Merck, its Affiliates and Sublicensees for sales of a Licensed Product to independent or unaffiliated Third Party purchasers of such Licensed Product, less the following deductions with respect to such sales to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented in accordance with IFRS to be specifically attributable to actual sales of such Licensed Product.
(a) trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds (including inventory management fees, discounts or credits);
(b) allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall;
(c) bad debts provided that the amount of any bad debts deducted pursuant to this Section 1.1.90(c) and actually collected in a [**] shall be included in Net Sales for such [**];
(d) charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of such Licensed Product;
(e) customs duties, sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the transportation,

distribution, use or sale of such Licensed Product (but excluding what is commonly known as income taxes);
(f) rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies), or any Third Party payor, administrator or contractor, including managed health organizations; and
(g) cash considerations given directly or indirectly to Third Parties related to import, distribution or promotion of the Licensed Product, unless such consideration is given in return for a separable service received, which alternatively available from a Third Party (specifically excluding any commissions paid to sales personnel, sales representatives and sales agents who are employees or consultants of the selling Party or its Affiliates or any Sublicensees).
If a Licensed Product under this Agreement is sold in form of a Combination Product, then Net Sales for such Combination Product shall be determined on a [**] by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Licensed Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties. The Parties shall commence discussions to reach agreement on the method for determining Net Sales pursuant to this paragraph no later than [**] months prior to the anticipated commercial launch of such Combination Product; provided that, in the event such method is not determined pursuant to this paragraph prior to the commercial launch of such Combination Product, then Merck shall in any event make payment to Mersana attributing not less than [**] of sales of such Combination Product to Net Sales, and the Parties shall reconcile such payments to actual Net Sales as determined pursuant to this paragraph when such method has been so determined. If the agreed attributed value percentage is not equal to [**], the reconciliation between the Parties shall be made within [**] days of such agreeement.
In the event a Licensed Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Licensed Product shall be determined on a [**] by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Licensed Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties. The Parties shall commence discussions to reach agreement on the method for determining Net Sales pursuant to this paragraph no later than [**] months prior to the anticipated commercial launch of such Product Bundle; provided that, in the event such method is not determined pursuant to this paragraph prior to the commercial launch of such Product Bundle, then Merck shall in any event make payment to Mersana attributing not less than [**] of sales of such Product Bundle to Net Sales, and the Parties shall reconcile such payments to actual Net Sales as determined pursuant to this paragraph when such method has been so determined. If the agreed attributed value percentage is not equal to [**], the reconciliation between the Parties shall be made within [**] days of such agreeement.
All of the foregoing deductions from the gross invoiced sales prices of Licensed Products will be determined in accordance with IFRS. In the event that Merck, its Affiliates or Sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled in the next report and payment of any royalties due.
For clarification, sale of Licensed Products by Merck, its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”. Further, transfers or dispositions of the Licensed Products:
(i) in connection with patient assistance programs,

(ii) for charitable or promotional purposes,
(iii) for preclinical, clinical, regulatory or governmental purposes, or compassionate use or other similar programs, or
(iv) for use in any tests or studies reasonably necessary to comply with any Applicable Law, regulation or request by a Regulatory Authority shall not, in each case, be deemed sales of such Licensed Products for purposes of this definition of “Net Sales.”
1.1.91. “Non-GLP Toxicology Studies” means, with respect to a Licensed Product, pilot toxicology studies carried out in one or more animal species and intended to determine the therapeutic index or tolerability of such Licensed Product to support its selection for GLP Toxicology Studies.
1.1.92. “Notice of Dispute” is defined in Section 13.6.1.
1.1.93. “Notice Period” is defined in Section 11.3.
1.1.94. “Original Mersana In-License” means the MGH Agreement and the TUBE Agreement listed on Schedule 1.1.94 between Mersana and a Third Party, entered into prior to the Effective Date, pursuant to which Mersana has acquired Control of certain Mersana Platform Technology; provided that (a) the TUBE Agreement will not be deemed to be an Original Mersana In-License unless and until the Parties enter into a sublicense pursuant to the proviso in Section 3.2 and (b) the MGH Agreement will be deemed an Original Mersana In-License only during the MGH Agreement Term.
1.1.95. “Overage” is defined in Section 6.2.2.2.
1.1.96. “Party” and “Parties” are defined in the introduction to this Agreement.
1.1.97. “Patent Right” means any and all national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b) patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisions, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations (including any supplementary protection certificates and the like) by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.1.98. “Performance Specifications” are set forth in Exhibit 1.1.98 and will be adapted to each Research Program by mutual agreement of the Parties and documented in a more detailed fashion in each Research Plan.
1.1.99. “Phase I Clinical Trial” means a Clinical Trial that provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).
1.1.100. “Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for it intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials.

1.1.101. “Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.
1.1.102. “Pre-Clinical Development Candidate Designation” is defined in Section 6.4.
1.1.103. “Pricing Approval” means the later of (a) the approval, agreement, determination or governmental decision establishing the price for a Licensed Product that can be legally charged to consumers, as required in a given jurisdiction or country in connection with Commercialization of such Licensed Product in such jurisdiction or country and (b) the approval, agreement, determination or governmental decision establishing, the level of reimbursement for such Licensed Product that will be reimbursed by Governmental Authorities, as required in a given jurisdiction or country in connection with Commercialization of such Licensed Product in such jurisdiction or country.
1.1.104. “Product Bundle” is defined in the definition of Net Sales.
1.1.105. “Product Know-How” means Know-How
(a) that is Controlled by Merck or any Affiliate of Merck as of the Effective Date or at any time during the Term (including pursuant to Section 8.2.2, and including Know-How that is invented, conceived, or developed by either or both Parties, or its or their Affiliates or Third Parties acting on its or their behalf, in each case in the course of conducting its or their activities under this Agreement), and
(b) solely to the extent relating to or consisting of

(i)	[**],

(ii)	[**],

(iii)	[**],

(iv)	[**],

(v)	[**].
If any Know-How would otherwise constitute both Product Know-How and Joint Know-How, then such Know-How will be deemed to be Product Know-How. If any Know-How would otherwise constitute both Mersana Platform Know-How and Product Know-How, then such Know-How will be deemed to be Product Know-How.
1.1.106. “Product Patent Right” means a Patent Right that claims Product Know-How.
1.1.107. “Product Technology” means the Product Know-How and the Product Patent Rights.
1.1.108. “Product Trademarks” is defined in Section 8.6.1.
1.1.109. “Project Leader” is defined in Section 2.5.2.1.

1.1.110. “Public Domain Cytotoxic Compound” means any [**], that is in the public domain as of the Effective Date or at any time during the Term other than by a breach by a Party under this Agreement.
1.1.111. “Publication” is defined in Section 7.5.
1.1.112. “Quarterly Report” is defined in Section 2.5.3.5.
1.1.113. “Regulatory Approval” means final regulatory approval (but excluding Pricing Approval) required to Commercialize a Licensed Product for a disease or condition in accordance with the Applicable Laws of a given country. In the United States, its territories and possessions, Regulatory Approval means approval of a New Drug Application (“NDA”), Biologics License Application (“BLA”) or an equivalent by the FDA.
1.1.114. “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or a Pricing Approval, for biopharmaceutical products in such country.
1.1.115. “Regulatory Documentation” means: all (a) applications (including all INDs), registrations, licenses, authorizations and approvals (including Regulatory Approvals and Pricing Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) clinical and other data contained, referenced or otherwise relied upon in any of the foregoing; and (d) for clarity, any Drug Master File.
1.1.116. “Research Fees” is defined in Section 6.2.1.
1.1.117. “Research Plan” means, with respect to any Research Program, the written plan for such Research Program, as further described in Section 2.2.
1.1.118. “Research Program” means each research program conducted pursuant to Section 2.
1.1.119. “Research Program Materials” is defined in Section 2.2.1.3.
1.1.120. “Research Program Term” is defined in Section 2.3.
1.1.121. “Royalty Report” is defined in Section 6.10.1.1.
1.1.122. “Royalty Term” is defined in Section 6.3.3.
1.1.123. “Strategic IP Plan” means, for each Research Program, the plan mutually agreed between the Parties that sets out the agreed overall strategy that the Parties intend to follow for the protection by means of Patent Rights generated under this Agreement and such further Patent Rights as the Parties may agree on as part of such Strategic IP Plan. The Strategic IP Plan for each Research Program shall be established, agreed, updated, revised and executed as set out in Section 2.5.4.
1.1.124. “Study Materials” is defined in Section 2.2.1.3.
1.1.125. “Sublicensee” means a person or entity that is granted a sublicense under an Exclusive License by Merck in accordance with the terms of this Agreement.
1.1.126. “Supply Agreement” is defined in Section 4.3.2.

1.1.127. “Supply Fees” is defined in Section 6.2.1.
1.1.128. “Target Exclusivity Period” is defined in Section 2.4.4.1.
1.1.129. “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.1.130. “Technology Access Fee” is defined in Section 6.1.
1.1.131. “Term” is defined in Section 11.1.
1.1.132. “Territory” means all countries in the world.
1.1.133. “Third Party” means a person or entity other than Merck, Mersana and their respective Affiliates.
1.1.134. “Third Party Action” is defined in Section 9.1.1.
1.1.135. “TUBE Agreement” is defined in Schedule 1.1.94.
1.1.136. “TUBE Toxins” means the [**] pursuant to the TUBE Agreement.
1.1.137. “Valid Patent Claim” means with respect to a Patent Right in a country any claim of an
(a) issued Patent Right that has not (i) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a Governmental Authority in such country; or
(b) application for a Patent Right that (i) has been pending for less than [**] from the earliest claimed priority date and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing and (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer, and which is not subject to an interference claim.
In the event that a Patent Right issues from an application for a Patent Right described in clause (b) of this Section 1.1.137 that has been pending for more than [**] from the earliest claimed priority date, the claims of such issued Patent Right will be deemed to be Valid Patent Claims from and after the date of issuance so long as it satisfies the requirements of clause (a) of this Section 1.1.137.
1.2. Certain Rules of Interpretation in this Agreement and the Schedules and Exhibits.
1.2.1. Unless otherwise specified, all references to monetary amounts are to United States of America currency (United States Dollars);
1.2.2. The preamble to this Agreement and the descriptive headings of sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such sections;

1.2.3. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or);
1.2.4. The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”;
1.2.5. The words “shall” and “will” have the same meaning;
1.2.6. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends;
1.2.7. Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act; and
1.2.8. Unless otherwise specified, references in this Agreement to any section, exhibit or schedule mean references to such section, exhibit or schedule of this Agreement.
2. Research Program.
2.1. Objective and Conduct of the Research Programs. The Parties will conduct a number of Research Programs, each in accordance with a Research Plan, the terms of this Agreement and Applicable Law in good scientific manner. The purpose of each Research Program will be to identify, develop and evaluate ADCs to enable Merck to make a Pre-Clinical Development Candidate Designation and subsequently Exploit such ADCs under this Agreement. Each Party will use Commercially Reasonable Efforts to perform activities assigned to it under each Research Plan in accordance with the timelines set forth therein. Merck will promptly notify Mersana in the event that (a) Merck makes a Pre-Clinical Development Candidate Designation with respect to an ADC or a Licensed Product, or (b) Merck makes a determination to not make a Pre-Clinical Development Candidate Designation with respect to an ADC or a Licensed Product.
2.2. Research Plans.
2.2.1. Research Plan Framework. Each Research Plan will provide a framework for the applicable Research Program. Each Research Plan will include the following activities (all as will be more specifically set forth in the applicable Research Plan):
2.2.1.1. Merck will deliver to Mersana specified quantities of [**].
2.2.1.2. Mersana will use Commercially Reasonable Efforts to [**] set forth in the Research Plan.
2.2.1.3. Mersana will deliver to Merck [**] as contemplated under the Research Plan or otherwise agreed to by the Parties.
2.2.1.4. Non-GLP Toxicology Studies and GLP Toxicology Studies with respect to such ADC Materials will be conducted by Mersana or Merck, as specified in the applicable Research Plan.
2.2.1.5. Each Research Plan will include a budget for Mersana’s activities thereunder, including with respect to FTEs to be provided by Mersana and Research Fees to be included thereunder.

2.2.1.6. [**] Antibodies
(a) In the event that a Research Program involves the use of a [**].
(b) In the event that a Research Program involves the use of a [**].
2.2.2. Restrictions on use of Materials.
2.2.2.1. Mersana (a) will not use the Merck Antibodies for any purpose other than exercising its rights and performing its obligations under the applicable Research Plan, (b) will only use the Merck Antibodies in compliance with all Applicable Laws, and (c) will not transfer the Merck Antibodies or grant any rights thereto to any Third Party without the express prior written consent of Merck. Merck will retain full ownership of, and all right, title and interest in and to, the Merck Antibodies. At the end of the applicable Research Program Term, or upon earlier termination of this Agreement, Mersana will at the instruction of Merck either destroy or return any remaining Merck Antibodies.
2.2.2.2. Prior to Merck making a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, Merck (a) will not use the applicable Research Program Materials for any purpose other than exercising its rights and performing its obligations under this Agreement, (b) will only use the applicable Research Program Materials in compliance with all Applicable Laws, and (c) will not transfer the applicable Research Program Materials or grant any rights thereto to any Third Party without the express prior written consent of Mersana. Mersana will retain full ownership of, and all right, title, and interest in and to, the Research Program Materials, except that following the Pre-Clinical Development Candidate Designation of a Licensed Product by Merck, Mersana shall assign to Merck all of its right, title and interest in and to the tangible ADC Materials incorporated in such Licensed Product. Upon the earliest of (i) Merck’s election to not make a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, (ii) a replacement of the Designated Target Antigen under Section 2.4.3, and (iii) termination of this Agreement, Merck will at the instruction of Mersana either destroy or return any remaining Research Program Materials from the applicable Research Program. After Merck makes a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, Merck will be free to retain and use the Research Program Materials arising out of the applicable Research Program for such Designated Target for any purpose within the scope of the Exclusive License for such Designated Target.
2.2.3. Research Plans. The Research Plan for the [**] Designated Target is attached as Schedule 2.2.3-1. Subsequent Research Plans agreed upon in accordance with Section 2.4.2.4 will be attached as additional sequentially numbered schedules (Schedule 2.2.3-2, Schedule 2.2.3-3, etc.).
2.2.4. Changes to Research Plans. Each Party may via the Joint Project Team propose changes to a Research Plan, which will be subject to review and approval by the Project Leaders, as provided in Section 2.5.2.
2.2.5. Research Program Records. Mersana will maintain, in good scientific manner, complete and accurate books and records pertaining to its activities under each Research Plan.
2.3. Term of a Research Program. The term of the [**] Research Program, which covers the [**]Designated Target, will commence upon the Effective Date, and the term of each subsequent Research Program will commence upon approval of a Research Plan under Section 2.4.2.4. Each Research Program will continue until [**] (a) [**]; (b) [**]; (c) [**]; (d) [**]; and (e) [**] (the term of a Research Program, each, a “Research Program Term”). If a Research Program Term ends pursuant to clause (c), (d) or (e) of this Section 2.3, then the Designated Target that is the subject of the applicable Research Program will no longer be deemed to be a Designated Target hereunder.
2.4. Availability of Targets; Approval of New Research Plans.

2.4.1. Designated Targets. Merck may designate up to six (6) Antigens as Designated Targets (together with any applicable replacement Designated Targets under Section 2.4.3) under this Agreement as follows:
2.4.1.1. The [**] Designated Target is set forth on Schedule 2.4.1-1.
2.4.1.2. The [**] Designated Target is set forth on Schedule 2.4.1-2.
2.4.1.3. Merck may designate [**] Designated Target in accordance with this Section 2.4.1.3 at any time prior to the [**]. Such Designated Targets that are designated in accordance with this Section 2.4.1.3 will be set forth on Schedule 2.4.1-3 and Schedule 2.4.1-4, respectively.
2.4.1.4. Merck may designate a [**] Designated Target in accordance with this Section 2.4.1.4 at any time following the [**]. Such Designated Targets that are designated in accordance with this Section 2.4.1.4 will be set forth on Schedule 2.4.1-5 and Schedule 2.4.1-6, respectively.
2.4.2. Gatekeeper Process.
2.4.2.1. In order to designate an Antigen as a new Designated Target under Section 2.4.1.3, Section 2.4.1.4 or Section 2.4.3, Merck will provide the Gatekeeper with a confidential written description of such Antigen, including to the extent available, the Name and UniProt/SwissProt number sequence for such proposed Antigen. Within [**] Business Days following Gatekeeper’s receipt of such written notice with respect to a particular proposed Antigen, Mersana will ensure that Gatekeeper will notify Merck in writing whether the proposed Antigen is Available for designation as a Designated Target. The Parties hereby acknowledge and agree that a proposed Antigen will be “Available” for designation by Merck as a Designated Target unless [**].
2.4.2.2. For clarity, in the event that the Gatekeeper notifies Merck that a proposed Antigen is not Available pursuant to the procedures set forth in this Section 2.4.2, Merck will not have exhausted any of its rights to designate an Antigen as a new Designated Target hereunder within the applicable designation time period. Should an Antigen proposed by Merck be rejected by the Gatekeeper, the applicable nomination period for such Antigen shall be automatically extended by the time consumed by the unsuccessful nomination process.
2.4.2.3. The Parties acknowledge and agree that, as of the Effective Date, the first and second Designated Targets set forth on Schedule 2.4.1-1 and Schedule 2.4.1-2 are Available, and the procedures set forth in Section 2.4 will not apply to such Designated Targets, other than with respect to replacement of such Designated Targets in accordance with Section 2.4.3.
2.4.2.4. In the event that the Gatekeeper notifies Merck that a proposed Antigen is Available for designation as a Designated Target in accordance with Section 2.4.2, within [**] Business Days following receipt of such notice, Merck will thereafter notify the Gatekeeper if it wishes to so designate such proposed Antigen (in which case, Merck will also promptly provide notice to Mersana that it has designated an Antigen to be a Designated Target). Upon such designation, Merck will disclose to Mersana the identity of the Designated Target, and the JPT will promptly meet to draft a Research Plan for such Designated Target and will use good faith efforts to agree on such Research Plan. Upon written agreement by the Project Leaders on a proposed Research Plan, such Antigen will be deemed a Designated Target hereunder (if applicable), such proposed Research Plan will be deemed to be a Research Plan hereunder, and the corresponding Research Program will commence. In addition to Section 2.4.4, the Parties agree that from receiving the notification of availability of an Antigen from the Gatekeeper until its designation as a Designated Target, such Antigen shall not be available for a collaboration between Mersana and a Third Party.
2.4.3. Replacement of Designated Targets. During the Research Program Term for a Research Program, in the event that the Project Leaders reasonably determine that it is [**] in accordance with the applicable Research Plan using at least one of the Merck Antibodies provided thereunder, the Project Leaders will promptly notify Merck in writing thereof. Merck may, at any time within [**] following receipt of such notice, designate a new Designated Target in accordance with Section 2.4.2 to replace the original Designated Target without using an additional of the overall six (6) options to designate an Antigen as a new Designated Target pursuant to Section 2.4.1. The original Designated Target will no longer be deemed to be a Designated Target, and Merck will have no further right or license under this Agreement with respect to the original Designated Target.
2.4.4. Target Exclusivity.
2.4.4.1. During the Term on a Designated Target-by-Designated Target basis, Mersana will collaborate exclusively with Merck with respect to such Designated Target during the period commencing with the designation of an Antigen as a Designated Target by Merck pursuant to Section 2.4.2.4 and ending on the earliest of (a) [**]; (b) [**]; (c) [**] or (d) [**] (each such period, a “Target Exclusivity Period”). For purposes of this Section 2.4.4, “collaborate exclusively” means that Mersana will not, [**]. The provisions of this Section 2.4.4.1 shall not apply to any Future Acquirer or any Affiliate of any Future Acquirer other than Mersana to the extent that any activities conducted by any such Future Acquirer or any such Affiliate with respect to such Designated Target do not make use of any information or intellectual property right that is deemed Controlled by Mersana pursuant to this Agreement.
2.4.4.2. Upon the expiration or termination of a Target Exclusivity Period for a Designated Target:
(a) the Exclusive License to Merck pursuant to Section 3.2 with respect to such Designated Target shall automatically terminate, and
(b) Merck will (i) [**] and (ii) [**].
2.5. Alliance Managers; Governance of Research Program.
2.5.1. Alliance Managers. Promptly following the Effective Date, each Party will designate an alliance manager to be reasonably available to the other Party to facilitate communication, respond to questions and otherwise oversee that the Parties’ activities hereunder are in line with this Agreement. Such alliance managers will regularly interact with each other on a frequency to be mutually agreed by the Parties and on an ad hoc basis if requested by the Joint Project Team or the Project Leaders. A Party may replace its alliance manager at any time by written notice to the other Party.
2.5.2. Project Leaders
2.5.2.1. Formation and Composition. Within [**] Business Days after the Effective Date, each Party will appoint an individual from senior management of such Party to be a project leader (each, a “Project Leader”) to oversee the Parties’ activities under this Agreement. A Party may change its Project Leader at any time by written notice to the other Party. Such Project Leader may, but is not required to, serve as a representative of its respective Party on the JPT. The Parties may allow additional employees and consultants to attend meetings of the Project Leaders and may consult with additional employees and advisors prior to making a decision, subject to the confidentiality provisions of Section 7.
2.5.2.2. Functions and Authority. The Project Leaders will be responsible for supervising and managing the Research Programs. Their functions will be:
(a) Overseeing and coordinating the progress, timelines, budget and results of the Research Programs;
(b) Reviewing and approving each Research Plan (including the budget therein) and any proposed amendments to the Research Plans proposed pursuant to Section 2.2.4, provided that the Research Plan (including the budget therein) for the first and second Designated

Targets attached hereto as Schedule 2.2.3-1 shall be deemed approved by the Project Leaders;
(c) Reviewing each Party’s reports regarding its activities under each Research Plan;
(d) Deciding whether it is scientifically or technically feasible to create an ADC Directed to the applicable Designated Target in accordance with each Research Plan;
(e) Deciding whether an ADC meets the applicable Performance Specifications set forth in each Research Plan;
(f) Approval of and any changes to the Strategic IP Plan proposed by the JIPC.
(g) Resolving any disputes delegated to the Project Leaders by the JPT or the JIPC;
(h) Overseeing the activities conducted pursuant to each Supply Agreement; and
(i) Such other matters as the Parties may mutually agree in writing.
2.5.2.3. Meetings. During the Term, the Project Leaders will meet in person or by teleconference or videoconference at least once every Calendar Quarter during a Research Program Term. The Project Leaders also may choose to meet more frequently on an as needed basis. In advance of each meeting of the Project Leaders, the JPT will provide a Quarterly Report to the Project Leaders.
2.5.2.4. Decisions. The Project Leaders will take action by unanimous consent or by a written resolution signed by the Project Leaders. In the event the Project Leaders are unable to secure unanimous consent on any matter, [**] shall make the final determination on any such matter which shall be binding on the Parties as though it had been made by a consensus of the Project Leaders; provided that [**] shall not have the authority to make the final determination with respect to the following matters:
(a) [**];
(b) amendments to any Research Plan that would require [**], in which case such amendment will not be approved without [**] consent, which consent may be withheld in [**] reasonable discretion; and
(c) amendments to any Research Plan that would require that [**], in which case such amendment will not be approved without [**] consent, which consent may be withheld in [**] reasonable discretion.
2.5.2.5. Minutes and Reports. The Project Leaders will document their decisions regarding each Research Plan in the meeting minutes. Promptly after each meeting, one Project Leader will provide the other with a draft version of the meeting minutes for review and comment. Within [**] Business Days of each meeting, the Project Leaders will provide the Parties and the JPT with a final agreed version of the meeting minutes.
2.5.2.6. Duration. The office of the Project Leaders will exist until the later of (a) last to expire Research Program Term, or (b) the completion of all activities pursuant to any Supply Agreement.
2.5.3. Joint Project Team.

2.5.3.1. Formation and Composition. Within [**] Business Days after the Effective Date, the Parties will establish a joint project team (the “Joint Project Team” or “JPT”) composed of three (3) appointed representatives of each of Merck and Mersana. A Party may change one or more of its representatives on the JPT at any time or elect to have one of its members represented by a delegate at a meeting of the JPT. The JPT will be chaired by a Merck representative selected by Merck from one of the Merck’s members of the JPT. The Parties may allow additional employees and consultants to attend meetings of the JPT subject to the confidentiality provisions of Section 7.
2.5.3.2. Functions and Authority. The JPT will be responsible for carrying out each Research Program. Its functions will be:
(a) Drafting the Research Plans (including the budgets therein) for each Research Program and proposing such Research Plans for approval by the Project Leaders.
(b) Documenting the progress, timelines, budget and results of the Research Program;
(c) Proposing amendments to the Research Plan proposed pursuant to Section 2.2.4;
(d) Reporting its activities under each Research Plan;
(e) Evaluating whether it is scientifically or technically feasible to create an ADC Directed to the applicable Designated Target in accordance with each Research Plan and making a recommendation to the Project Leaders;
(f) Evaluating whether an ADC meets the applicable Performance Specifications set forth in each Research Plan and making a recommendation to the Project Leaders;
(g) Preparing Quarterly Reports based on reports to be provided by each Party of such Party’s activities during the applicable Calendar Quarter;
(h) Documenting the activities conducted pursuant to each Supply Agreement;
(i) Determining the Estimated Pre-Payment for each Calendar Quarter during each Research Program Term (other than the first Calendar Quarter of the Term) pursuant to Section 6.2.2.1(b); and
(j) Such other matters as the Parties may mutually agree in writing.
2.5.3.3. Meetings. During the Term, the JPT will meet in person or by teleconference or videoconference at least [**] during a Research Program Term, unless otherwise decided by the JPT. The JPT also may choose to meet more frequently on an as needed basis. The JPT shall meet in person at least [**], unless otherwise decided by the JPT. At each meeting of the JPT, each Party will provide a report regarding the progress of its activities under each Research Plan.
2.5.3.4. Decisions. The JPT will take action by unanimous consent of the Parties, with each Party having [**] vote, irrespective of the number of representatives actually in attendance at a meeting (but provided that at least one representative from each Party is in attendance), or by a written resolution signed by the designated representatives of each of the Parties. In the event the JPT is unable to secure unanimous consent on any matter the decision shall be escalated [**]. For clarity, the JPT shall not have the authority to amend the Research Plan or this Agreement.

2.5.3.5. Minutes and Reports. The JPT will maintain accurate minutes of its meetings, including the status of the Research Programs and all proposed decisions and recommended actions or decisions taken. Promptly after each meeting, a member of the JPT designated by the JPT will provide the Parties with a draft version of the meeting minutes of each meeting for review and comment. Within [**] Business Days of each meeting, the JPT chair will provide the Parties and the Project Leaders with a final version of the meeting minutes incorporating any such comments from the Parties, and such version will be recognized as having been accepted by the Parties. In advance of each quarterly meeting of the Project Leaders, the JPT will prepare a report for the Project Leaders detailing the progress of activities under each Research Plan, any decisions that are needed from the Project Leaders and any matters on which the JPT could not reach agreement (each a “Quarterly Report”).
2.5.3.6. Duration. The JPT will be in existence until the later of (a) last to expire Research Program Term, or (b) the completion of all activities pursuant to any Supply Agreement.
2.5.4. Joint Intellectual Property Committee. As soon as practicable after the Effective Date, the Parties shall form a joint intellectual property committee (the “Joint Intellectual Property Committee” or “JIPC”). The JIPC shall comprise no more than [**] members, and shall be composed of an equal number of representatives from each Party. The Parties may allow additional employees and consultants to attend meetings of the JIPC subject to the confidentiality provisions of Section 7.
2.5.4.1. Functions and Authority. During the Term the JIPC shall:
(a) for each Research Program, draft and propose a Strategic IP Plan (and any amendments thereto) to the Project Leaders, which Strategic IP Plan at a minimum needs to detail the countries of filing and a patent filing strategy, which strategy shall (1) be aligned between the Parties to secure the maximum protection of Product Technology and Mersana Platform Technology, (2) [**] and (3) include that any proposed filing of a Mersana Platform Patent Right [**];
(b) oversee the drafting, filing, prosecution and maintenance of all Patent Rights generated from the activities under this Agreement in accordance with the Strategic IP Plan and Section 8, which shall include overseeing Mersana’s reasonable opportunity to comment on all [**] Patent Right filings and Merck’s obligation to reasonably consider in good faith Mersana’s comments with respect thereto;
(c) as necessary, take day-to-day decisions relating to the drafting, filing, prosecution and maintenance of the resulting Patent Rights in accordance with the Strategic IP Plan and Section 8;
(d) report to the Project Leaders on the drafting, filing, prosecution and maintenance of such Patent Rights;
(e) propose to the Project Leaders any changes or additions to the Strategic IP Plan that the JIPC deems fit, and upon approval of said changes and additions, implement said changes and additions; and
(f) consider whether it is necessary to enter into any license agreements with a Third Party in respect of a Designated Target.
In the event of a conflict between the JIPC’s authority under this Section 2.5.4.1 and a Party’s rights under Section 8.3.3 or Section 8.3.4, as applicable, Mersana’s and Merck’s respective rights under Section 8.3.3 and Section 8.3.4 shall prevail.
2.5.4.2. Meetings. During the Term, the JIPC will meet in person or by teleconference or videoconference on a frequency to be determined by the JIPC.

2.5.4.3. Decisions. The JIPC will take action by unanimous consent of the Parties, with each Party having [**] vote, irrespective of the number of representatives actually in attendance at a meeting (but provided that at least one representative from each Party is in attendance), or by a written resolution signed by the designated representatives of each of the Parties. In the event the JIPC is unable to secure unanimous consent on any matter the decision shall be escalated to [**]. The JIPC shall however have no authority to amend any Strategic IP Plan or this Agreement.
2.5.4.4. Minutes and Reports. The JIPC will document their decisions regarding each Strategic IP Plan in the meeting minutes. Promptly after each meeting, one member of the JIPC will provide the others with a draft version of the meeting minutes for review and comment. Within [**] Business Days of each meeting, the JIPC will provide the Parties and the Project Leaders with a final agreed version of the meeting minutes.
3. License Grants.
3.1. Research License to Mersana. Subject to the terms and conditions of this Agreement Merck will, and hereby does, grant to Mersana and its Affiliates, a non-exclusive, transferrable (only to the extent set forth in Section 13.2), sublicensable (only to the extent set forth below in this Section 3.1), worldwide, royalty-free right and research license to and under the Merck Technology, Product Technology and Merck’s interest in the Joint Technology solely to conduct its activities under each Research Plan during the applicable Research Program Term. Such license includes the right to grant sublicenses through multiple tiers to Third Parties who conduct activities under the applicable Research Program on behalf, and under the direction of Mersana or its Affiliates, as applicable, subject to Merck’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned; provided, that any such sublicensee is bound to applicable provisions of this Agreement, including obligations of confidentiality and assignment of inventions comparable in scope to those included herein.
3.2. Exclusive Licenses to Merck. With respect to each Designated Target, subject to the terms and conditions of this Agreement, Mersana will, and does hereby, grant to Merck an exclusive (even as to Mersana, except to the extent required for Mersana to perform its obligations under this Agreement), transferrable (only to the extent set forth in Section 13.2), sublicensable (only to the extent set forth in Section 3.3), royalty-bearing (a) right and license to and under the Mersana Technology, Mersana Platform Technology and Mersana’s interest in the Joint Technology, and (b) right to access and reference to the Mersana Regulatory Documentation in accordance with Section 5, solely in connection with its exercise of its rights under clause (a) of this Section 3.2, in each case ((a) and (b)), to Exploit ADCs and Licensed Products, in each case, Directed to such Designated Target (including to conduct its activities under each Research Program as set forth in the applicable Research Plan), within the Field in the Territory (collectively (a) and (b) with respect to such Designated Target, an “Exclusive License”); provided, that (x) Mersana Platform Technology shall not include the rights granted [**]. Each Exclusive License will continue (i) for the applicable Royalty Term, unless earlier terminated pursuant to Section 11 or Section 2.4.4.2(a), and (ii) thereafter, as provided in Section 11.5.2.2(b) and Section 11.5.4.
3.3. Sublicensing. Subject to Section 2.2.2.2(c), Merck will have the right to grant sublicenses under each Exclusive License through multiple tiers to any Affiliate or any Third Party, subject to [**]. As a condition to granting any sublicense hereunder, Merck will require each Sublicensee to assign to Merck all Know-How and Patent Rights invented, conceived, or developed by or on behalf of any such Sublicensee, whether alone or with Merck or a Third Party, that would be Mersana Platform Technology if invented, conceived or developed by Merck (alone or with Merck). Merck will remain obligated for all of its obligations under this Agreement and, as between the Parties, will remain liable for all acts or omissions of its Sublicensees under any Exclusive License. Merck will promptly notify Mersana after granting any sublicense under an Exclusive License and will provide a copy of the agreement with such Sublicensee, which agreement may be redacted to remove information not relevant for the purposes of checking compliance with sublicense requirements hereunder. Merck will make all payments due to Mersana pursuant to this Agreement by reason of achievement of any milestones and royalties set forth herein by any Sublicensee.
3.4. Compliance with the Mersana In-Licenses. Merck and its Affiliates will comply with, and Merck shall cause its Sublicensees to comply with, all obligations, covenants and conditions of the

Original Mersana In-Licenses and any Future Mersana In-Licenses, and any amendments thereto (following written disclosure and notice of such amendments to Merck, provided that Mersana may not amend any Original Mersana In-Licenses or any Future Mersana In-Licenses except as specified in Section 10.3.1), that apply under each of the Original Mersana In-Licenses and any Future Mersana In-Licenses to Merck, its Affiliates or Sublicensees, as applicable.
4. Development, Commercialization, Supply and Manufacturing.
4.1. In General; Diligence. Merck will have the sole right and responsibility, at its sole expense, for all aspects of the Exploitation of ADCs and Licensed Products, except with respect to those obligations of Mersana in support thereof as provided hereunder, including as set forth in Section 4.3 and Section 5.1. Merck will use Commercially Reasonable Efforts to (a) Develop and obtain Regulatory Approval for a Licensed Product Directed to such Designated Target [**], and (b) Commercialize such Licensed Product in any country or jurisdiction in which Regulatory Approval and Pricing Approval is obtained for such Licensed Product. Merck will comply with all Applicable Laws (including Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices) in the Exploitation of such Licensed Products, and will require its Sublicensees to do the same.
4.2. Funding and Progress Reports. Merck will be solely responsible for funding all costs of the Exploitation of ADCs and Licensed Products pursuant to each Exclusive License. Merck will keep Mersana informed in a timely manner as to the progress of the Development of Licensed Products, including through the Quarterly Reports of the JPT as set forth in Section 2.5.3.5. Without limiting the generality of the foregoing, and after the disbanding of the JPT pursuant to Section 2.5.3.6, on a Licensed Product-by-Licensed Product basis, Merck will provide Mersana, through its alliance manager identified in accordance with Section 2.5.1, with written [**] reports that provide a summary of Merck’s [**] activities related to Development and Commercialization of each Licensed Product and the status of Clinical Trials and applications for Regulatory Approval necessary for marketing such Licensed Product. Such reports will be deemed Merck’s Confidential Information for the purposes of Section 7.
4.3. Technology Disclosure; Supply; Manufacturing.
4.3.1. Technology Disclosure. Following Merck making a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, Mersana will disclose and make available to Merck such Mersana Know-How and Mersana Platform Know-How as is necessary or useful to enable Merck to use and reference the Mersana Technology, Mersana Platform Technology and Mersana Regulatory Documentation to practice the applicable Exclusive License on the terms, and subject to the conditions, of this Agreement, including for the Exploitation of ADCs and Licensed Products. [**].
4.3.2. Supply Agreements. Commencing at such time that Non-GLP Toxicology Studies are commenced by or on behalf of Merck with respect to a Licensed Product, Merck and Mersana will commence negotiations in good faith to enter into a commercially reasonable supply agreement pursuant to which (a) Mersana will Manufacture and supply to Merck such Licensed Product in order for Merck to conduct GLP Toxicology Studies, if conducted by or on behalf of Merck (other than by Mersana) pursuant to the applicable Research Plan, and Phase I Clinical Trials, for such Licensed Product, and (b) Merck will Manufacture and supply to Mersana the Merck Antibodies and, as applicable, Merck Cytotoxic Compounds, necessary in order for Mersana to perform its obligations under clause (a) of this Section 4.3.2 (each such agreement, a “Supply Agreement”). Under each such Supply Agreement, (i) Mersana will supply the applicable Licensed Product to Merck at [**], and (ii) Merck will supply such Merck Antibody and, as applicable, such Merck Cytotoxic Compound, to Mersana for use in Manufacturing such Licensed Product [**].
4.3.3. Transfer of Production Processes. For Clinical Trials following the Phase I Clinical Trials for a Licensed Product, Merck will be responsible for all Manufacturing and supply of Licensed Products. At such times as Merck will request, Mersana will (a) disclose to Merck the names of Mersana’s existing, back-up or alternative suppliers of and vendors with respect to Mersana Cytotoxic Compounds, Public Domain Cytotoxic Compounds and ADCs (and any intermediate or component thereof), and (b) continue to provide access to the Mersana Know-How and Mersana Platform Know-How as set forth in Section 4.3.1 in order to timely enable the production of Licensed Products prior to such Clinical Trials by Merck and/or up to two (2) independent contract manufacturing organizations selected by Merck. Merck will compensate Mersana for such assistance in accordance with Section 6.2.
4.4. Booking of Sales; Distribution; Recalls. Merck will have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. As between the Parties, Merck or its subcontrators and/or Sublicensees will handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory. Merck will notify Mersana within a reasonable period after commencing any recall of any Licensed Product wherein such recall may be related to Mersana Technology, Mersana Platform Technology or Mersana’s Manufacture and supply of such Licensed Product to Merck.
5. Regulatory Matters.
5.1. Regulatory Assistance.
5.1.1. Merck Rights and Obligations. As between the Parties, Merck will (a) be solely responsible for, and will solely own, all applications for Regulatory Approval and Pricing Approval with respect to a Licensed Product and (b) have the sole right and responsibility to (i) file all INDs and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals and Pricing Approvals for Licensed Products, in the Territory, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters and (ii) report all adverse events to Regulatory Authorities if and to the extent required by Applicable Law. Promptly following Merck making a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, Mersana will, and does hereby, assign to Merck or its designated Affiliate or Sublicensee all of its right, title and interest in and to all Regulatory Documentation solely relating to any applicable ADC or such Licensed Product.
5.1.2. Mersana Cooperation. At Merck’s reasonable request and sole expense, Mersana will consult and cooperate with Merck in and provide all other reasonable assistance preparing filings and submissions necessary to obtain and maintain Regulatory Approval for each Licensed Product. Such assistance may include (a) providing Mersana Regulatory Documentation to the extent it is able to do so without violating the terms of an agreement with a Third Party and which Mersana Regulatory Documentation may be redacted to remove information not relevant for the purposes hereunder, (b) providing other technical information in Mersana’s Control that is necessary or useful for Merck in connection with any application for Regulatory Approval or Pricing Approval for the Licensed Product, and (c) providing rights of reference and necessary instruments effectuating such rights to the extent such rights of reference may be granted by Mersana without violating any agreement between Mersana and a Third Party and are necessary or useful in Merck’s respective filings relating to a Licensed Product. Merck will compensate Mersana for such assistance in accordance with Section 6.2.
5.2. Regulatory Participation. Merck will keep Mersana reasonably informed regarding the status and progress of seeking Regulatory Approval for each Licensed Product, including:
5.2.1. Access to Applications. Providing Mersana with access to any applications for Regulatory Approval proposed to be made to or with a Regulatory Authority with respect to a Licensed Product reasonably in advance of filing such applications; and
5.2.2. Correspondence. Providing Mersana with a copy of all material, substantive written correspondence from a Regulatory Authority regarding the status and progress of seeking Regulatory Approval for a Licensed Product to the extent such correspondence is related to the Mersana Technology or the Mersana Platform Technology.
6. Fees, Milestones, and Royalties.
6.1. Technology Access Fee. After the Effective Date, within [**] days after receipt of the corresponding invoice from Mersana, Merck will pay to Mersana, a one-time, non-refundable, non-

creditable, upfront fee of Twelve Million Dollars ($12,000,000.00) (the “Technology Access Fee”). Payment of the Technology Access Fee shall be subject to any withholding Tax obligations set forth in Section 6.9.1.
6.2. Research Fees.
6.2.1. Research Fees. Merck will pay Mersana at the annual fully loaded FTE Rate, for each FTE who performs Development, consultation or support work under the applicable Research Plan or this Agreement (including pursuant to Section 4.3.1, Section 4.3.3, and Section 5.1.2), which FTE Rate shall include the cost of routine lab supplies and materials used by such FTEs in such Development, consultation or support work (the “FTE Fees”). Merck shall also pay Mersana for all non-routine supplies and materials used by Mersana in the performance of activities under the applicable Research Plan and amounts paid to Third Parties (including consultants, vendors and suppliers) performing activities on behalf of Mersana under the Research Plan (including out-of-pocket costs pursuant to Section 4.3.1, Section 4.3.3, and Section 5.1.2), in each case, at the actual and verifiable out-of-pocket costs to Mersana therefor (the “Supply Fees”); provided that any such Supply Fees are included in the budget that is included within the applicable Research Plan approved pursuant to Section 2.5.2.2(b). The FTE Fees and the Supply Fees are collectively referred to herein as the “Research Fees.”
6.2.2. Payment Process.
6.2.2.1. Pre-Payments.
(a) First Calendar Quarter. Following the Effective Date, Merck will make an initial pre-payment of [**] within [**] Business Days after receipt of the corresponding invoice from Mersana to cover [**] percent [**] of the estimated Research Fees for the first Calendar Quarter of the [**] Research Programs.
(b) Subsequent Calendar Quarters. At the latest [**] days prior to the end of each Calendar Quarter during the Research Program Term for each Research Program, the JPT will develop a good faith estimate of the Research Fees to be incurred during the subsequent Calendar Quarter in such Research Program in accordance with the applicable Research Plan ([**] percent [**] of such estimate, an “Estimated Pre-Payment”). Merck will pay to Mersana within [**] days after the receipt of the corresponding invoice the Estimated Pre-Payment for such Calendar Quarter minus any Overage retained by Mersana.
6.2.2.2. Reconciliation. Within [**] days after the end of each Calendar Quarter during each Research Program Term, Mersana will provide Merck with a reasonably detailed invoice including information concerning the Research Fees actually incurred during such Calendar Quarter. If such Research Fees exceed amounts pre-paid by Merck for such Calendar Quarter (including any amounts carried forward from previous
Calendar Quarters pursuant to the next sentence), they will be paid by Merck within [**] days following receipt of the applicable invoice. Any amounts pre-paid pursuant to Section 6.2.2.1 with respect to a Research Program for a Calendar Quarter, that exceed the Research Fees actually incurred during such Calendar Quarter (such excess amount, the “Overage”), will be carried forward for pre-payment for the subsequent Calendar Quarter in addition to any additional payment required by Section 6.2.2.1 necessary to make the full Estimated Pre-Payment. Any Overage retained by Mersana and not credited hereunder before the end of a Research Program Term for a Research Program will be refunded to Merck within [**] days following the end of such Research Program Term or the earlier termination of this Agreement.
6.3. Royalties Payable by Merck.
6.3.1. Royalties. Merck will pay to Mersana royalties on annual aggregate Net Sales of all Licensed Products at the following rates as set forth below, whereby it is understood that a higher royalty rate shall only be payable for that portion of Net Sales that exceeds the threshold of sales that determines such higher royalty rate:

Worldwide annual aggregate Net Sales of all Licensed Products	Royalty rate
[**]	[**]
[**]	[**]
[**]	[**]
6.3.2. Royalty Example. For avoidance of doubt, the incremental royalty rates set forth in Section 6.3.1 will only apply to that portion of the Net Sales that falls within the indicated range of sales. By way of example only if, during a Calendar Year, Net Sales of all Licensed Products were equal to [**] million, the royalty payable by Merck would be calculated by adding (a) the royalty due on Net Sales with respect to the first [**] million at the first level percentage of [**] percent [**] and (b) the royalty due on Net Sales with respect to the next [**] million at the second level percentage of [**] percent [**]. The obligation to pay royalties will be imposed only once with respect to the same unit of Licensed Product sold by Merck, its Affiliates or Sublicensees.
6.3.3. Royalty Term. Merck’s obligation to pay royalties under Section 6.3.1 will commence on the First Commercial Sale of a Licensed Product and continue on a country-by-country and Licensed Product-by-Licensed Product basis until the later to occur of (a) the last to expire Valid Patent Claim of any Mersana Patent Right or Mersana Platform Patent Right covering or claiming the Exploitation of such Licensed Product in such country or (b) ten (10) years following the date of First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).
6.3.4. Royalty Adjustments.
6.3.4.1. No Mersana Patent Right Coverage. On a country-by-country and Licensed Product-by-Licensed Product basis, at such time that there is no Valid Patent Claim of any Mersana Patent Right, or Mersana Platform Patent Right covering or claiming the Exploitation of such Licensed Product in such country, the amount of payment owed pursuant to Section 6.3.1 with respect to Net Sales of such Licensed Product will be [**] percent [**] of the amount that would otherwise be due pursuant to Section 6.3.1.
6.3.4.2. Third Party Agreements.
(a) Merck will be entitled to deduct from the amount due to Mersana under Section 6.3.1 with respect to Net Sales of a Licensed Product in a particular country in the Territory an amount equal to [**] percent [**] of any amounts incurred in the license of Third Party rights [**].
(b) Mersana will promptly notify Merck of any Future Mersana In-License. If Merck wishes to include the rights granted to Mersana under such Future Mersana In-license within the scope of an Exclusive License, it will notify Mersana within [**] days after receiving notice of such agreement from Mersana and the Parties will negotiate the economic terms thereof in good faith for a period of [**] days thereafter. If the Parties reach agreement on such economic terms, such Third Party agreement will be deemed to be a Future Mersana In-License. If under such agreement, Merck is responsible for paying royalties owed by Mersana under any such Future Mersana In-License to the extent due as a result of Exploitation of a

Licensed Product in the Territory by Merck or its Affiliates or Sublicensees, Merck will be entitled to deduct from the amount due to Mersana under Section 6.3.1 with respect to Net Sales of a Licensed Product in a particular country in the Territory an amount equal to [**] percent [**] of any amounts paid by Merck under such Future Mersana In-License based upon the sales of, or to the extent incurred with respect to the Exploitation of, such Licensed Product in such country.
6.3.4.3. Competing Product. If, in a country of the Territory, a Licensed Product is [**] covered by one or more [**] claims of any [**] Patent Right or [**] Patent Right, which, but for the licenses granted under this Agreement, would be infringed by the Commercialization of such Licensed Product, and the Commercialization of a Licensed Product in such country is not covered by any [**] Patent Right, and where a Competing Product with respect to such Licensed Product [**], Merck may reduce the royalties that would otherwise be due pursuant to Section 6.3.1 based on Net Sales in such country by [**] percent [**]; provided however, that such royalties shall only be reduced until the earlier of when (a) [**] Mersana takes action to stop Commercialization of such Competing Product ([**]); or (b) such Competing Product is withdrawn from the market in said country.
6.3.4.4. Limitations on Royalty Adjustments. Notwithstanding anything to the contrary, in no event will the royalty rates for payments to Mersana be reduced pursuant to Section 6.3.4.1, Section 6.3.4.2, and Section 6.3.4.3 below [**] percent [**] of the royalty payments otherwise due pursuant to Section 6.3.1.
6.4. Development Milestone Payments. Merck shall promptly notify Mersana after the first occurrence of each event set forth in the table below with respect to each Designated Target or Licensed Product, as applicable, to achieve such event and pay to Mersana the following milestone payments within [**] days following the receipt of the corresponding invoice from Mersana:

Row	Development Milestone	Payment
1	Delivery by Mersana of an ADC directed to each Designated Target that meets the Performance Specifications set forth in the applicable Research Plan	$500,000
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]
6	Dosing of the first patient in the first Phase III Clinical Trial for the Licensed Product	[**]
7	Regulatory Approval for the Licensed Product in a first indication in the US by the applicable Regulatory Authority	[**]
8	Regulatory Approval of the Licensed Product for a first indication in any country in the European Union by the applicable Regulatory Authority	[**]
9	Regulatory Approval of the Licensed Product for a first indication in Japan by the applicable Regulatory Authority	[**]
10	Regulatory Approval of the Licensed Product for a second indication in the United States by the applicable Regulatory Authority	[**]
11	Regulatory Approval of the Licensed Product for a third indication in the United States by the applicable Regulatory Authority	[**]
6.5. Sales Milestone Payments.
6.5.1. Sales Milestones. With respect to each Licensed Product, Merck shall notify Mersana within [**] days after the end of the Calendar Quarter in which the annual aggregate Net Sales of such Licensed Product in the Territory first reach the following thresholds and will pay to Mersana the following sales milestone payments within [**] days after receipt of the corresponding invoice from Mersana:

Annual Net Sales of a Licensed Product	Payment
Greater than [**]	[**]
Greater than [**]	[**]
Greater than [**]	[**]
6.5.2. Sales Milestones Payment Limitations. Each sales milestone payment is separate and may only be earned once for each Licensed Product, irrespective of the number of times such thresholds are achieved for such Licensed Product, but if more than one Net Sales threshold is reached in the same Calendar Year, all corresponding sales milestone payments will be payable during such Calendar Year. For example, if annual Net Sales of a Licensed Product [**].
6.6. Payment Terms. Royalties shown to have accrued by each Royalty Report provided for under Section 6.10 will be due on the date such Royalty Report is due pursuant to Section 6.10.1.1.
6.7. Payment Method. All payments by Merck to Mersana under this Agreement will be paid in United States Dollars, and all such payments will be made by bank wire transfer in immediately available funds to the bank account designated by Mersana in writing; provided, that such account information is provided to Merck at least [**] days prior to any such payment becoming due hereunder.
6.8. Late Payments. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Applicable Law and (b) [**] percent [**] above the monthly Reuters 01 EURIBOR, measured at 2 p.m. Frankfurt/Germany time on the date payment is due. Interest will be calculated on a 365/360 basis.
6.9. Taxes
6.9.1. Withholding Taxes. Except as otherwise provided below, all amounts due from Merck to Mersana under this Agreement are gross amounts. Merck will be entitled to deduct the amount of any withholding Taxes payable or required by Applicable Law to be withheld by Merck, its Affiliates or Sublicensees, to the extent Merck, its Affiliates or Sublicensees pay such withheld amounts to the appropriate Governmental Authority on behalf of Mersana. Merck will use Commercially Reasonable Efforts to minimize any such Taxes, levies or charges required to be withheld on behalf of Mersana by Merck, its Affiliates or Sublicensees. Merck promptly will deliver to Mersana proof of payment of all such Taxes, levies and other charges, together with copies of all communications from or with such Governmental Authority with respect thereto, and other supporting documentation as may be required by the Governmental Authority, and will cooperate with Mersana in seeking any related Tax exemption or credits that may be available to Mersana with respect thereto.
6.9.2. Value Added Tax (VAT).
6.9.2.1. All remuneration amounts paid by Merck to Mersana are net amounts. It is the common understanding of the Parties that the transactions under this Agreement are subject to the reverse-charge-mechanism under the German VAT Code. Mersana will refer to the reverse-charge-mechanism in its proper invoices and will not add VAT to the net amounts in the invoices. Merck will pay this VAT according to the German VAT Code.
6.9.2.2. In case the transactions under this Agreement are subject to VAT (or similar GST or sales Taxes) within the United States, VAT shall be added to the net amounts and be paid by Merck to Mersana. Mersana shall remit such VAT to the proper Tax authorities and shall cooperate with Merck in any way reasonably requested by Merck, to obtain available reductions, credits or refunds of any VAT amount attributable to the transactions under this Agreement unless otherwise stated by local law. In that case Merck is entitled to receive a proper invoice where any VAT amount is shown separately.
6.10. Royalty Reports and Accounting
6.10.1. Royalty Reports, Payments and Exchange Rates.
6.10.1.1. Royalty Reports and Payments. Within [**] days after the end of each Calendar Quarter during which Licensed Products have been sold, Merck shall deliver to Mersana, together with the applicable royalty payment due, a written report (each, a “Royalty Report”). Each such Royalty Report shall be deemed “Confidential Information” of Merck subject to the obligations of Section 7 and shall include on a Licensed Product-by-Licensed Product and a country-by-country basis in reasonable detail:
(a) the Net Sales of Licensed Products in the Territory and the royalties payable in United States Dollars;
(b) the month and Calendar Year of the First Commercial Sale of each Licensed Product in each country in the Territory for which royalties are due hereunder, if it has occurred during the corresponding Calendar Quarter; and
(c) the exchange rates (as determined pursuant to Section 6.10.1.2) used in determining the royalty amount expressed in United States Dollars.
6.10.1.2. Exchange Rates. With respect to sales not denominated in United States Dollars, Merck shall convert each applicable quarterly sales in foreign currency into United States Dollars by using the then-current and reasonable standard exchange rate methodology applied to its external reporting. Based on the resulting sales in United States Dollars, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the Applicable Law at the place of payment or remittance.
6.10.2. Audits.
6.10.2.1. Upon the written request of Mersana and with at least [**] days prior written notice, but not more than once in any Calendar Year, Merck will permit an independent certified public accounting firm of internationally recognized standing, selected by Mersana and reasonably acceptable to Merck, at Mersana’s sole cost and expense (except as set forth in this Section 6.10.2), to have access during normal business hours to such of the records of Merck as required to be maintained under this Agreement to verify the accuracy of the Royalty Reports due hereunder. Such accountants may audit records relating to Royalty Reports made for any year ending not more than [**] months prior to the date of such request. The accounting firm will disclose to Mersana only whether the Royalty Reports were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with Merck. No other information obtained by such accountants will be shared with Mersana.
6.10.2.2. If such accounting firm concludes that any royalties were owed but not paid to Mersana, Merck will pay the additional royalties within [**] days following the date Mersana delivers to Merck such accounting firm’s written report so concluding, together with the interest payment required by Section 6.8. The fees charged by such accounting firm will be paid by Mersana; provided, that if the audit discloses that the royalties payable by Merck for the audited period are more than [**] percent [**] of the royalties actually paid for such period, then Merck will pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the royalties paid were more than what was owed during such period, Mersana will refund the overpayments within [**] days following the date Mersana receives such accounting firm’s written report so concluding.

6.10.2.3. Upon the written request of Merck and with at [**] days prior written notice, but not more than once in any Calendar Year, Mersana will permit an independent certified public accounting firm of internationally recognized standing, selected by Merck and reasonably acceptable to Mersana, at Merck’s sole cost and expense, to have access during normal business hours to such of the records of Mersana as required to be maintained under this Agreement to verify the accuracy of the Research Fees and fees incurred by the Exploitation of Future Mersana In-licenses due hereunder. Such accountants may audit such records made for any year ending not more than [**] months prior to the date of such request. The accounting firm will disclose to Merck only whether the Research Fees or fees incurred by the Exploitation of Future Mersana In-licenses were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with Mersana. No other information obtained by such accountants will be shared with Merck.
6.10.2.4. If such accounting firm concludes that any Research Fees or other reimbursements were paid but not owed to Mersana, Mersana will refund or reimburse Merck such overpaid amounts within [**] days following the date Merck delivers to Mersana such accounting firm’s written report so concluding, together with the interest payment required by Section 6.8. The fees charged by such accounting firm will be paid by Merck; provided, that if the audit discloses that the Research Fees or other reimbursements payable by Merck for the audited period are less than [**] percent [**] of such amounts actually paid for such period, then Mersana will pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the Research Fees or fees incurred by the Exploitation of Future Mersana In-licenses paid were less than what was owed during such period, Merck will pay the underpayments within [**] days following the date Merck receives such accounting firm’s written report so concluding.
6.10.3. Confidential Financial Information. Each Party will treat all financial information of the other Party subject to review under this Section 6 or under any sublicense agreement of the other Party as Confidential Information of such other Party as set forth in Section 7, and will cause its accounting firm to retain all such financial information in confidence under terms substantially similar to those set forth in Section 7 and with respect to each inspection, the independent accounting firm will be obliged to execute for each Party’s benefit a reasonable confidentiality agreement prior to commencing any such inspection.
7. Confidentiality.
7.1. Non-Disclosure Obligations. Except as otherwise provided in this Section 7 during the Term and for a period of [**] years thereafter, each Party and their respective Affiliates will maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all Confidential Information of the other Party. The terms of this Agreement and Confidential Information consisting of Joint Know-How will be Confidential Information of both Parties (and both Parties will be deemed the receiving Party with respect thereto). Each Party will use at least the same standard of care as it uses (but not less than reasonable care) to protect its own Confidential Information to ensure that its and its Affiliates’ and Sublicensees’ employees, agents, consultants and clinical investigators only make use of the other Party’s Confidential Information for purposes as expressly authorized and contemplated by this Agreement and do not disclose or make any unauthorized use of such Confidential Information.
7.2. Permitted Disclosures.
7.2.1. Exceptions. The provisions of Section 7.1 will not apply to information, documents or materials that the receiving Party can conclusively establish:
7.2.1.1. have become published or otherwise entered the public domain or become generally available to the public other than by breach of this Agreement by the receiving Party or its Affiliates;
7.2.1.2. are permitted to be disclosed by prior consent of the other Party;

7.2.1.3. have become known to the receiving Party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the disclosing Party on a confidential basis;
7.2.1.4. prior to disclosure under this Agreement, were already in the possession of the receiving Party, its Affiliates or Sublicensees; or
7.2.1.5. have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information;
7.2.2. Limitations on Exceptions. The exceptions described in Section 7.2.1.4 and Section 7.2.1.5 will not apply with respect to Confidential Information constituting (a) Mersana Platform Know-How that was originally invented, conceived or developed by Merck or (b) Product Know-How originally invented, conceived or developed by Mersana.
7.2.3. Other Permitted Disclosures. Each Party may also disclose Confidential Information as set forth below in this Section 7.2.3. Notwithstanding the disclosures permitted under this Section 7.2.3, any Confidential Information so disclosed will remain subject to the confidentiality obligations of Section 7.1, unless and until any exceptions described in Section 7.2.1 will apply. Either Party may disclose Confidential Information to the extent such disclosure is made:
7.2.3.1. in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are traded); provided, that the receiving Party where reasonably practicable will first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are traded);
7.2.3.2. solely to the extent reasonably necessary in a patent application claiming Product Patent Rights or Mersana Platform Patent Rights made hereunder to be filed with the United States Patent and Trademark Office or any similar foreign agency; provided, that the Party filing the patent will provide at least [**] days prior written notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure;
7.2.3.3. by Merck, to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any ADC or Licensed Product; provided, that reasonable measures will be taken to assure confidential treatment of such information, to the extent such protection is available;
7.2.3.4. to a Sublicensee as permitted hereunder; provided, that such Sublicensee is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein and Merck otherwise complies with Section 3.3; and
7.2.3.5. by Mersana to actual or potential strategic partners, investors or acquirers; provided, that such disclosures will be limited to the terms of this Agreement and pre-clinical data and results, in each case arising out of a Research Program and that are presented in a manner that does not divulge or otherwise make available (a) the identity of any Designated Target, (b) the identity of any ADC or any Merck Antibody used in the Research Program, or (c) the identity of Merck or any of its Affiliates or Sublicensees; provided, further, that, in each case, such Third Party recipient is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein.
7.3. Press Releases and Other Disclosures to Third Parties. Neither Mersana nor Merck will, without the prior consent of the other, issue any press release or make any other public announcement or furnish any statement to any person or entity (other than either Party’s respective Affiliates) concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (a) an initial press release mutually agreed upon by the Parties and substantially in the form attached hereto as Schedule 7.3, (b) disclosures made in compliance with Section 7.1, Section 7.2 and Section 7.4, (c) disclosures made to attorneys, consultants, and accountants retained to represent the Parties in connection with the negotiation and consummation of the transactions contemplated hereby, and (d) press releases by Merck, in its sole discretion, regarding Merck’s activities under this Agreement with respect to a Licensed Product following Merck making a Pre-Clinical Development Candidate Designation with respect thereto, with Mersana being provided a courtesy copy of such press release. In addition, if so required, first approval by a Party of the contents of a press release or public disclosure will constitute permission of a Party to use such same contents subsequently, without submission of the press release or public disclosure to a Party for approval.
7.4. Use of Name. Except as expressly provided herein, neither Party will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) (including any Product Trademark) in any publication, press release, marketing and promotional material or other form of publicity without the prior written consent of such other Party. The restrictions imposed by this Section 7.4 will not prohibit either Party from making any disclosure identifying the other Party (a) to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).
7.5. Publications Regarding Results of the Research Program. Neither Party may publish, present or announce results of the Research Programs or Development of ADCs or Licensed Products hereunder either orally or in writing (a “Publication”) without complying with the provisions of this Section 7.5. A Party wishing to make a Publication will provide the other Party with a copy of the proposed Publication. The other Party will have [**] days from receipt of a proposed Publication to provide comments or proposed changes to the publishing Party. The publishing Party will take into account the comments or proposed changes made by the other Party on any Publication and will agree to designate employees or others acting on behalf of the other Party as co-authors on any Publication describing results to which such persons have contributed in accordance with standards applicable to authorship of scientific publications. If the other Party reasonably determines that the Publication would entail the public disclosure of such Party’s Confidential Information or of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third Parties will be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of the other Party (if the other Party has requested deletion thereof from the proposed Publication), or the drafting and filing of a patent application covering or claiming such invention, provided such additional period will not exceed [**] days from the date the publishing Party first provided the proposed Publication to the other Party. Notwithstanding anything to the contrary in the foregoing, with respect to any Publications by investigators, such materials will be subject to review by Mersana under this Section 7.5 only to the extent that Merck has the right to review such Publications, and Merck will use Commercially Reasonable Efforts to obtain such right.
7.6. Return of Confidential Information. Upon the earlier of (a) the effective date of the termination of this Agreement for any reason or (b) the expiration or termination of the Target Exclusivity Period with respect to a Designated Target, in each case (of (a) and (b)) with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement each Party will, upon and in accordance with the other Party’s request in writing, either: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party will be permitted to retain such Confidential Information (A) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (B) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.
8. Inventions and Patents.
8.1. Disclosure of Inventions. Merck will promptly disclose to Mersana any Joint Technology, Mersana Platform Technology or Product Technology that Merck invents, conceives, develops or reduces to practice. Mersana will promptly disclose to Merck any Joint Technology or Product Technology that Mersana invents, conceives, develops or reduces to practice.
8.2. Ownership of Intellectual Property.
8.2.1. Mersana Rights. The Parties acknowledge and agree that Mersana is and will be the sole and exclusive owner of all right, title and interest in and to any Mersana Technology and any Mersana Platform Technology.
8.2.2. Merck Rights. The Parties acknowledge and agree that Merck is and will be the sole and exclusive owner or licensee of all right, title and interest in and to any Merck Technology and any Product Technology.
8.2.3. Joint Technology. The Parties acknowledge and agree that the Parties will each own an equal, undivided interest in Joint Technology. Each Party will have the right to Exploit the Joint Technology without a duty of seeking consent of or accounting to the other Party; provided, that neither Party will have the right to disclose (except as provided in Section 7) or license (except as may be permitted under Section 3) any Joint Technology without the prior written consent of the other Party.
8.2.4. Other Intellectual Property. Except as set forth above in this Section 8.2, all Know-How and Patent Rights will be owned by the Party that invented, conceived or developed such Know-How or Patent Rights, and the determination of which Party invented, conceived or developed such Know-How or Patent Rights will be made in accordance with Applicable Law in the United States.
8.2.5. Assignment of Rights. Each Party will and hereby does assign to the other Party, and will cause each of its officers, directors, employees, Affiliates, Sublicensees (in the case of Merck), subcontractors and agents to assign to the other Party any right, title and interest in and to Patent Rights and Know-How, without additional compensation, as is necessary to fully effect the sole and joint ownership of Mersana Platform Technology, Product Technology, and Joint Technology provided for Section 8.2.1, Section 8.2.2 and Section 8.2.3.
8.3. Patent Prosecution and Maintenance.
8.3.1. Mersana Patent Rights. Mersana will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Mersana Patent Rights on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Mersana’s sole expense.
8.3.2. Merck Patent Rights. Merck will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Merck Patent Rights on a worldwide basis, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Merck’s sole expense.

8.3.3. Mersana Platform Patent Rights. Subject to Section 8.3.6, Mersana will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Mersana Platform Patent Rights on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Mersana’s sole expense.
8.3.4. Product Patent Rights. Subject to Section 8.3.6 and Section 2.4.4.2(b), Merck will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Product Patent Rights covering or claiming such Licensed Product on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Merck’s sole expense.
8.3.5. Joint Patent Rights. Mersana will have the first right and authority, but not the obligation, to prepare, file, prosecute and maintain the Joint Patent Rights on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings. Mersana will keep Merck reasonably informed and provide reasonable opportunity for Merck to comment with respect to all material steps with regard to the filing, prosecution and maintenance of Joint Patent Rights and will reasonably consider such comments in good faith. The Parties will [**] the costs associated with filing, prosecution, and maintenance of such Joint Patent Rights; provided, that Merck will have the right, on written notice to Mersana to elect not to bear such costs with respect to a Joint Patent Right, in which case Merck will, and does hereby, assign its right, title and interest in and to such Joint Patent Right to Mersana. If Mersana decides not to continue prosecuting any Joint Patent Rights, then Mersana will promptly so notify Merck in writing (which written notice will be at least [**] days before any relevant deadline prior to taking any extension for such Joint Patent Right), in which case, Mersana will, and does hereby, assign its right, title and interest in and to such Joint Patent Right to Merck. Thereafter, Merck will have the right, but not the obligation, to prosecute or maintain such Joint Patent Right, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, at Merck’s sole expense.
8.3.6. Cooperation.
8.3.6.1. The Parties will at all times fully cooperate with each other in order to reasonably implement the foregoing provisions of this Section 8.3. Such cooperation may include each Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel and double patenting and execution of amendments), and the assistance of each Party’s relevant personnel. Each Party will use reasonable efforts to avoid creating potential issues in prosecution of the patent applications covering or claiming Mersana Patent Rights, Mersana Platform Patent Rights, Merck Patent Rights, Product Patent Rights or Joint Patent Rights via the JIPC.
8.3.6.2. Notwithstanding anything to the contrary in this Agreement, it is agreed between the Parties that Merck shall have the right to making any filing in a country with respect to a Product Patent Right beyond the date that is four weeks prior to IND filing or application for Regulatory Approval.
8.3.7. Patent Term Extension and Supplementary Protection Certificate. As between the Parties, [**] will have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable (collectively, the “Extensions”), for the [**] Patent Rights and [**] Patent Rights, in each case including whether or not to do so. [**] will provide prompt and reasonable assistance with respect thereto, as requested by [**], including by taking such action as is required under any Applicable Law to obtain such extension or supplementary protection certificate. As between the Parties, [**] will have the sole right to make decisions regarding, and to apply for, Extensions for the [**] Patent Rights, [**] Patent Rights, and [**].
8.3.8. Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Section 8, neither Party will have the right to make an election under 35

U.S.C. 103(c) when exercising its rights under this Section 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties will coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
8.4. Enforcement of Patent Rights.
8.4.1. Notification of Infringement. In the event either Party becomes aware of an infringement by a Third Party of a Mersana Patent Right, Mersana Platform Patent Right, Merck Patent Right, Product Patent Right or Joint Patent Right it will promptly notify the other Party. In no event will a Party make an argument or settle a dispute that would render a claim in a Joint Patent Right or, in the case of Merck, a Mersana Platform Patent Right or Mersana Patent Right, or, in the case of Mersana, a Product Patent Right or Merck Patent Right, to be invalid or unenforceable without the other Party’s prior written consent.
8.4.2. Mersana Patent Rights; Mersana Platform Patent Rights. Mersana will have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce the Mersana Patent Rights and the Mersana Platform Patent Rights or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Mersana Patent Rights and the Mersana Platform Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Mersana Patent Rights and the Mersana Platform Patent Rights. Merck shall cooperate with and assist Mersana in all reasonable respects with any such litigation, enforcement action, or settlement. Upon the reasonable request of Mersana, Merck shall join such litigation, enforcement action, or settlement and shall be represented using counsel of its own choice, at Mersana’s expense.
8.4.3. Merck Patent Rights. Merck will have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce Merck Patent Rights, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Merck Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Merck Patent Rights. Mersana shall cooperate with and assist Merck in all reasonable respects with any such litigation, enforcement action, or settlement. Upon the reasonable request of Merck, Mersana shall join such litigation, enforcement action, or settlement and shall be represented using counsel of its own choice, at Merck’s expense.
8.4.4. [**]. [**] will have the sole right, at its sole expense, to determine the appropriate course of action to enforce [**], or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the [**], to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the [**]. [**] will fully cooperate with [**], at [**] request and expense, in any action to enforce the [**]. All monies recovered upon the final judgment or settlement of any such suit to enforce any such [**] will be allocated first to [**] to the extent necessary to compensate it for its expenses in its enforcement, second to [**] to the extent necessary to compensate it for its expenses in cooperating with [**] in its enforcement, and finally any remaining amounts will be split between the Parties so that Mersana retains [**] percent [**] and Merck retains [**] percent [**] of such amounts.
8.4.5. Joint Patent Rights. The Parties shall discuss and mutually agree on an appropriate course of action in the event of any infringement by a Third Party of any Joint Patent Right.
8.5. In-Licensed Patent Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any Mersana Patent Rights or Mersana Platform Patent Rights that are subject to the Original Mersana In-Licenses or any Future Mersana In-Licenses, the rights and obligations of the Parties under Section 8.3 and 8.4 will be subject to Mersana’s licensors’ rights to participate in and control prosecution, maintenance and enforcement of such Mersana Patent Rights and Mersana Platform Patent Rights, and to receive a share of damages recovered in such action, in accordance with the terms and conditions of the applicable Original Mersana In-License or Future Mersana In-License.

8.6. Trademarks.
8.6.1. Merck will be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of the Licensed Products in the Territory (collectively, “Product Trademarks”) at Merck’s own cost and expense, and Merck will own such Product Trademarks.
8.6.2. Mersana will not, and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademark. Mersana will not, and will not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark.
8.6.3. Merck will not, and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any trademark owned or Controlled by Mersana that is used in connection with the sale or marketing of products arising out of Exploitation of the Mersana Technology or Mersana Platform Technology (“Mersana Trademarks”), anywhere in the Territory or any registrations issued or issuing with respect thereto that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Mersana Trademark. Merck will not, and will not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Mersana Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Mersana Trademark.
9. Infringement or Other Actions Brought by Third Parties.
9.1. Third Party Actions.
9.1.1. Notice of Third Party Actions. Each Party will immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by a Party, or any action, suit or proceeding brought against a Party alleging infringement of a Patent Right or misappropriation of intellectual property of any Third Party with regard to any aspect of the conduct by either Party, its Affiliates or Sublicensees pursuant to this Agreement or a Research Program (each, a “Third Party Action”).
9.1.2. Consultation; Settlement. The Parties will reasonably consult and cooperate with each other in all such actions or proceedings. No Party will admit the invalidity or unenforceability of any Patent Right Controlled by the other Party without the other Party’s prior written consent.
9.1.3. Practice of Product Technology; Exploitation of a Licensed Product.
9.1.3.1. [**], at its own expense and through counsel of its choosing, will have the first right, but not the obligation to defend against or settle any Third Party Action in the Territory alleging that the Exploitation of any Licensed Product or the practice of Product Technology infringes or misappropriates a Third Party’s intellectual property rights. [**] will have the sole and exclusive right to select counsel for such Third Party Action.
9.1.3.2. In the event that any Third Party Action in the Territory involves an allegation that (a) the Exploitation of any Licensed Product or the practice of Product Technology infringes or misappropriates a Third Party’s intellectual property rights, and (b) the practice of the Mersana Technology or the Mersana Platform Technology infringes or misappropriates such Third Party’s intellectual property rights, and if [**] declines to defend or fails to assert its intention to defend or to settle such a Third Party Action under Section 9.1.3.1 within [**] days following the receipt or provision of notice under Section 9.1.1, then [**], at its own expense and through counsel of its choosing, will have the right, but not the obligation to defend against any such Third Party Action. [**] will have the sole and exclusive right to select counsel for such Third Party Action.
9.1.3.3. In case the practice of the Mersana Technology or the Mersana Platform Technology by Merck, in each case as such Mersana Technology or Mersana Platform Technology exists as of the Effective Date, infringes or misappropriates a Third Party’s intellectual property rights, all settlement costs (excluding any amounts paid under any license entered into in connection with the settlement of any such suit) and the payment of any damages to the Third Party shall be borne solely by Mersana, inclusive of cases where Merck defends or settles the claim according to Section 9.1.3.1 and Section 9.1.3.2; provided that any amounts paid by Mersana pursuant to this Section 9.1.3.3 shall not exceed the lesser of (a) [**] and (b) [**].
9.1.4. Practice of Mersana Technology or Mersana Platform Technology. Except as provided in Section 9.1.3.1 and Section 9.1.3.2, Mersana, at its own expense and through counsel of its choosing, will have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the practice of the Mersana Technology or the Mersana Platform Technology infringes or misappropriates a Third Party’s intellectual property rights. Mersana will have the sole and exclusive right to select counsel for such Third Party Action.
9.1.5. Practice of Merck Technology. Except as provided in Section 9.1.3 or Section 9.1.4, Merck, at its own expense and through counsel of its choosing, will have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the practice of the Merck Technology infringes or misappropriates a Third Party’s intellectual property rights. Merck will have the sole and exclusive right to select counsel for such Third Party Action.
10. Representations, Warranties and Covenants.
10.1. Mutual Representations and Warranties. Each Party hereby represents and warrants, as of the Effective Date, and covenants (as applicable) to the other Party as follows:
10.1.1. Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
10.1.2. Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) its execution of and performance under this Agreement will not violate or breach any obligation or restriction (including any confidentiality or non-competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order or otherwise.
10.1.3. No Conflict. It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has the full right to grant the licenses or sublicenses (as applicable) granted herein and such grant will not result in the misappropriation of any Third Party intellectual property or violation of such Third Party’s rights with respect thereto. During the Term, it will not enter into any agreement, contract, commitment or other arrangement that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to such other Party hereunder. Neither Party will misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder.

10.1.4. No Debarment. It will not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
10.1.5. Government Authorizations. It will maintain throughout the Term all permits, licenses, registrations, and other forms of authorizations and approvals from any Governmental Authority, necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder in a manner which complies with all Applicable Laws.
10.2. Additional Representations and Warranties of Mersana. Mersana hereby represents and warrants, as of the Effective Date, to Merck as follows:
10.2.1. Non-Infringement of Mersana Patent Rights or Mersana Platform Patent Rights by Third Parties. To Mersana’s knowledge, there are no activities by Third Parties that would constitute infringement of the Mersana Patent Rights or Mersana Platform Patent Rights within the Territory.
10.2.2. Ownership. Mersana Controls the Mersana Technology and Mersana Platform Technology free and clear of all liens (excluding licenses that do not conflict with the rights granted to Merck hereunder).
10.2.3. Validity and Enforceability. Mersana has complied in all material respects with all Applicable Laws with respect to the filing, prosecution and maintenance of those Mersana Patent Rights and Mersana Platform Patent Rights owned by Mersana or otherwise of which Mersana has control of such filing, prosecution and maintenance (the “Mersana Prosecution Patent Rights”) and, to Mersana’s knowledge, the filing, prosecution and maintenance of all other Mersana Patent Rights and Mersana Platform Patent Rights has been in compliance in all material respects with all Applicable Laws with respect thereto. Mersana has paid all maintenance and annuity fees with respect to the Mersana Prosecution Patent Rights due and, to Mersana’s knowledge, all maintenance and annuity fees with respect to all other Mersana Patent Rights and Mersana Platform Patent Rights have been paid when due. No dispute regarding inventorship has been alleged or threatened with respect to the Mersana Prosecution Patent Rights or, to Mersana’s knowledge, with respect to any other Mersana Patent Rights or Mersana Platform Patent Rights.
10.2.4. No Action or Claim. There (a) are no actual, pending or, to Mersana’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Mersana Technology or Mersana Platform Technology by or against Mersana or any of its Affiliates, in each case that are in or before any Governmental Authority, and (b) are no actual, pending or, to Mersana’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Mersana Technology or Mersana Platform Technology, in each case that are in or before any Governmental Authority, which if adversely determined would have a material effect upon the ability of Mersana to use or provide the Mersana Technology or Mersana Platform Technology in connection with the activities to be conducted hereunder, or to fulfill its obligations pursuant to the terms of this Agreement.
10.2.5. Completeness. Schedule 1.1.78 includes a complete and correct list, in all material respects, of all Mersana Patent Rights, and Schedule 1.1.80 includes a complete and correct list, in all material respects, of all Mersana Platform Patent Rights.
10.2.6. Mersana In-Licenses. Schedule 1.1.94 sets forth a true and complete list of all Original Mersana In-Licenses. Mersana has, prior to the Effective Date, provided Merck with access to true and complete copies of each of the agreements listed in Schedule 1.1.94 and any prior agreements where surviving obligations restrict or have an adverse material impact on either Party with respect to the Mersana Technology or Mersana Platform Technology. As of the Effective Date, (a) the licenses in the Original Mersana In-Licenses are sublicensable; (b) the Original Mersana In-Licenses are in full force and effect, have been duly maintained and have not been cancelled, expired or abandoned; (c) Mersana is not aware of any challenges to or violation of the rights granted thereunder by any Third Party; (d) Mersana is not in breach under any of the Original Mersana In-Licenses, nor, to Mersana’s knowledge, is any counterparty thereto; and (e) Mersana has not received any notice of breach under any of the Original Mersana In-Licenses.
10.2.7. Manufacturing Agreements. There are no exclusivity provisions or any other restrictions in any agreement between Mersana or its Affiliates, on the one hand, and any Third Party manufacturer of the ADCs (including any intermediate or component thereof), on the other hand, that would limit Merck’s ability to have the ADCs or Licensed Product (including any intermediate or component thereof) Manufactured.
10.2.8. Compliance with Applicable Law. The Development of Mersana Technology and the Mersana Platform Technology has been conducted by Mersana and its Affiliates and its and their subcontractors, in compliance with all Applicable Law in all material respects. Neither Mersana nor any of its Affiliates, nor any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority.
10.3. Additional Covenants of Mersana.
10.3.1. Derogation of Rights. Mersana will not enter into any agreement with respect to or otherwise assign, transfer, license, convey or otherwise encumbered its right, title or interest in or to (a) the Mersana Technology, Mersana Platform Technology or Mersana Regulatory Documentation (including by granting any covenant not to sue with respect thereto) or (b) any Patent Right or other intellectual property or proprietary right that would be Mersana Technology, Mersana Platform Technology or Mersana Regulatory Documentation, but for such assignment, transfer, license, conveyance or encumbrance, in each case of (a) and (b), that is inconsistent with or would otherwise diminish the rights and licenses granted to Merck under this Agreement. Mersana will maintain and perform its obligations under the Original Mersana In-Licenses and maintain such Original Mersana In-Licenses in full force and effect during the Term and will not amend any Original Mersana In-Licenses in a manner that adversely affects Merck’s rights hereunder, without having first obtained Merck’s express prior written consent. Furthermore, Mersana will maintain and perform its obligations under the Future Mersana In-Licenses as applicable and maintain such Future Mersana In-Licenses in full force and effect during the Term and will not amend any Future Mersana In-Licenses in a manner that adversely affects Merck’s rights hereunder, without having first obtained Merck’s express prior written consent.
10.3.2. Conformance of Materials. All ADC Materials and Study Materials provided by or on behalf of Mersana hereunder will be Manufactured in conformance with Applicable Law and this Agreement.
10.4. Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, that each Party will remain responsible and be a guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
10.5. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
11. Term and Termination.
11.1. Term. Unless earlier terminated pursuant to this Section 11, the term of this Agreement (the “Term”) will commence on the Effective Date and will remain in full force and effect until (a) the expiration of all Research Program Terms, if Merck has not elected to make a Pre-Clinical Development Candidate Designation with respect to an ADC or Licensed Product for any Research Program, or (b) the date of expiration of the last to expire Royalty Term, if Merck elects to make a Pre-Clinical Development Candidate Designation with respect to an ADC or Licensed Product for any Research Program.
11.2. Termination by Merck. Merck will have the right, at any time, to terminate this Agreement in its entirety, or with respect to an Exclusive License only, by providing not less than sixty (60) days’ prior written notice to Mersana of such termination. Any such termination of an Exclusive License will not affect the continuation of any other Exclusive License or this Agreement.
11.3. Termination for Cause. Either Party may (but is not required to and without limitation of any other right or remedy such Party may have) terminate this Agreement for material breach by the other Party (the “Breaching Party”) of this Agreement if the Breaching Party has not cured such breach within [**] days after notice from the non-Breaching Party thereof (such period, the “Notice Period”) specifying the breach and such non-Breaching Party’s claim of right to terminate this Agreement, other than (a) with respect to a breach of a payment obligation, in which case the Notice Period will be [**] days, and (b) with respect to a breach that cannot be cured within the Notice Period and the Breaching Party commences actions to cure such breach within the Notice Period, in which case the Notice Period will be tolled (i.e., suspended) (provided, that the Breaching Party thereafter diligently continues such actions); provided, that if either Party initiates a dispute resolution procedure under Section 13.6 as permitted under this Agreement to resolve the dispute for which termination is being sought within [**] days following the end of the Notice Period and is diligently pursuing such procedure, the Notice Period will be tolled (i.e., suspended) and the termination will become effective only if such breach remains uncured for [**] days after the final resolution of the dispute through such dispute resolution procedure, including pursuant to Section 13.6.4 (or, if the breach cannot be cured within such [**] day period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions).
11.4. License Survival Upon Insolvency. All licenses (and to the extent applicable, rights) granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. Section 101, et. seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under the Paragraph 101(35A) of the Bankruptcy Code. The Parties agree that the non-bankrupt Party will retain and may fully exercise all of its rights and elections under Applicable Law. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against a bankrupt Party, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property which at that date is known to be useful or necessary for a Research Program or the Exploitation of ADCs or Licensed Products throughout the Territory and all embodiments of such intellectual property; and the same, if not already in the other Party’s possession, will be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor (which request must identify the specific intellectual property), unless the bankrupt Party (or trustee on behalf of the bankrupt Party) elects within [**] days to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the bankrupt Party, upon written request therefore by the other Party.
11.5. Effect of Expiration and Termination.
11.5.1. General Effects. Except where explicitly provided within this Agreement, expiration or termination of this Agreement or any Exclusive License, as applicable, for any reason, will not affect any obligations, including payment of any royalties or other sums which have accrued as of the date of termination or expiration. Notwithstanding the foregoing, but subject to Section 11.5.2.2(b) and Section 11.5.4, upon expiration or termination of this Agreement in its entirety, all licenses granted by either Party to the other Party hereunder, including all Exclusive Licenses, and all sublicenses granted by either Party thereunder, will immediately terminate; provided, that in the event of a termination with respect to one Exclusive License, only such Exclusive License will terminate.
11.5.2. Effect of Termination by Merck for Convenience or by Mersana for Cause.

11.5.2.1. If Merck terminates this Agreement in its entirety pursuant to Section 11.2 or Mersana terminates this Agreement in its entirety pursuant to Section 11.3, all Exclusive Licenses granted by Mersana to Merck (and then in effect) will automatically be terminated and Merck will immediately cease Commercialization of any Licensed Product in the Territory for which, and for so long as, there remains any Valid Patent Claim of any Mersana Patent Right, or Mersana Platform Patent Right covering or claiming the Exploitation of such Licensed Product.
11.5.2.2. If Merck terminates an Exclusive License pursuant to Section 11.2 with respect to a Licensed Product or Mersana terminates an Exclusive License pursuant to Section 11.3, all Exclusive Licenses granted by Mersana to Merck (and then in effect) with respect to such Licensed Product will automatically be terminated and Merck will immediately cease Commercialization of such Licensed Product in the Territory if, and for so long as, there remains any Valid Patent Claim of any Mersana Patent Right, or Mersana Platform Patent Right covering or claiming the Exploitation of such Licensed Product.
11.5.3. Effect of Termination Right by Merck for Cause.
11.5.3.1. In the event that Merck is entitled to terminate this Agreement in its entirety pursuant to Section 11.3 due to a material breach by Mersana, Merck may elect instead to maintain this Agreement in effect, except that Merck’s obligations to make payments to Mersana pursuant to Section 6.3, Section 6.4 and Section 6.5 will be reduced to fifty percent (50%) of the amount otherwise payable thereunder; provided that if such material breach is a breach of Section 2.4.4.1 and such breach results in (including by granting any right or license in breach of Section 2.4.4.1) a Third Party Commercializing a Competing Product in any country in the Territory, Merck shall have no obligation to make payments to Mersana pursuant to Section 6.3, Section 6.4 or Section 6.5.
11.5.3.2. If Merck terminates this Agreement in its entirety pursuant to Section 11.3 for an uncured and material breach of Mersana’s obligation set forth in Section 2.1, Merck’s sole and exclusive remedy shall be for Mersana to pay Merck Twelve Million Dollars ($12,000,000).
11.5.4. License to Merck Upon Royalty Term Expiration. Upon the date of expiration of each Royalty Term with respect to a Licensed Product in a country, the Exclusive License granted with respect to such Licensed Product in such country will automatically be converted into a royalty-free, fully-paid, perpetual, worldwide, nonexclusive, freely transferable and sublicensable license to use the Mersana Technology and Mersana Platform Technology to Exploit such Licensed Product, with no further obligation to Mersana.
11.5.5. Survival. The following provisions will survive expiration or termination of this Agreement: Section 1 (Definitions), Section 2.2.2 (Restrictions on use of Materials), Section 6.8 (Late Payments), Section 6.10 (Royalty Reports and Accounting), Section 7 (Confidentiality), Section 8.2 (Ownership of Intellectual Property), Section 8.3.5 (Joint Patent Rights), Section 10.5 (Disclaimer of Warranties), Section 11.4 (License Survival Upon Insolvency), Section 11.5 (Effect of Expiration and Termination), Section 12 (Indemnity; Limitation of Liability; Insurance), and Section 13 (Miscellaneous).
12. Indemnity; Limitation of Liability; Insurance.
12.1. Indemnity.
12.1.1. Mersana Indemnity. Mersana will defend, indemnify and hold harmless Merck, its Affiliates and its and their respective directors, officers, employees and agents from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs, (each, a “Liability”) resulting from all Third Party claims, suits, actions, terminations or demands (each, a “Claim”) to the extent such Claims are incurred, relate to, are in connection with or arise out of (a) the breach or non-fulfillment of this Agreement by Mersana, or (b) the negligence, recklessness or willful misconduct of Mersana in connection with the performance of its obligations hereunder, except in each case, to the extent such Liabilities resulted from any action for which Merck must indemnify Mersana under Section 12.1.2.

12.1.2. Merck Indemnity. Merck will defend, indemnify and hold harmless Mersana, its Affiliates and its and their respective directors, officers, employees and agents from and against all Liabilities resulting from all Claims to the extent such Claims are incurred, relateto or arise out of (a) the breach or non-fulfillment of this Agreement by Merck, (b) the negligence, recklessness or willful misconduct of Merck in connection with the performance of its obligations hereunder, or (c) the Exploitation of Licensed Products by Merck, its Affiliates or Sublicensees, except, in each case, to the extent such Liabilities resulted from any action for which Mersana must indemnify Merck under Section 12.1.1.
12.2. Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Section 12.2 will promptly provide notice to the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice will include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor will have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to control the defense thereof with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee will have the right to participate in, but not control, the defense of any Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses will be paid by the Indemnitor. The Indemnitee will, and will cause each of its Affiliates and its and their respective directors, officers, employees and agents, as applicable, to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals and otherwise provide reasonable access to such Indemnitor and employees and agents of the Indemnitor, in each case as may be reasonably requested in connection therewith; provided, that the Indemnitor will reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee will not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed.
12.3. Limitation of Liability. EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7, (B) AS PROVIDED UNDER SECTION 13.12 AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES WILL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS SUFFERED BY THE OTHER PARTY AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.
12.4. Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in their respective jurisdiction. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 12.4.
13. Miscellaneous.
13.1. Force Majeure. No Party (or any of its Affiliates) will be held liable or responsible to the other Party (or any of its Affiliates) hereunder, or be deemed to have defaulted under or breached this Agreement, for failure or delay by such Party in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates), including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God, earthquakes, or omissions or delays in acting by any Governmental Authority (each, an “Event of Force Majeure”); provided, that the affected Party will exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its obligations promptly. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of [**] months, the affected Party will promptly notify in writing the other Party of such Event of Force Majeure and within [**] months of the other Party’s receipt of such notice, the Parties will negotiate in good faith either (a) a resolution of the Event of Force Majeure, if possible, (b) an extension by mutual agreement of the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (c) an amendment of this Agreement to the extent reasonably possible, or (d) an early termination of this Agreement.
13.2. Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third Party by either Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without such consent but with notification and subject to the terms and conditions of this Section 13.2, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or (a) in connection with a Change in Control of such Party or (b) to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of such Party’s business to which this Agreement relates. Any permitted assignee will assume all rights and obligations of its assignor under this Agreement. Any attempted assignment of this Agreement not in accordance with this Section 13.2 will be void and of no effect.
13.3. Severability. Should one or more provisions of this Agreement be or become invalid, the Parties will substitute, by mutual consent, valid provisions for such invalid provisions, which in their economic effect, are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement based on such valid provisions. In case such alternative provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
13.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party will be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addresser in accordance with this Section 13.4 and (except as otherwise provided in this Agreement) will be effective upon receipt by the addressee. This Section 13.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
If to Mersana:
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attention: Legal Department
Telephone: (617) 498-0020
Fax: (617) 498-0109
If to Merck:

Merck KGaA
Frankfurter Strasse 250
64293 Darmstadt
Germany
Attn.: Alliance Management
Facsimile: +49 6151 72 91 9885

In case of legal notifications with a copy to
Merck KGaA
Frankfurter Strasse 250
64293 Darmstadt
Germany
Attention: Legal Department
Facsimile: +49 61 51 72 23 73
13.5. Applicable Law; Jurisdiction.
13.5.1. Applicable Law. Subject to Section 8.2.4, this Agreement will be governed by and construed in accordance with the laws of England and Wales, without regard to the conflict of law principles thereof that may dictate application of the laws of any other jurisdiction.
13.5.2. Jurisdiction. The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any disputes between the Parties for which relief is sought under this Agreement and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party. Notwithstanding anything in this Section 13.5.2 or elsewhere in this Agreement to the contrary, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights shall be submitted to a court of competent jurisdiction in the country or region in which such Patent Rights were granted or arose.
13.6. Dispute Resolution. The Parties agree that if any dispute or disagreement arises between Merck on the one hand and Mersana on the other in respect of this Agreement, subject to Section 13.12, they will follow the following procedure in an attempt to resolve the dispute or disagreement.
13.6.1. The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute.
13.6.2. Within [**] Business Days following receipt of a Notice of Dispute, a nominee or nominees of Merck and a nominee or nominees of Mersana will meet in person at a mutually agreed upon time and location and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they will use their reasonable endeavors to resolve the dispute.
13.6.3. If, within a further period of [**] Business Days, the dispute has not been resolved, the Chief Executive Officer (or equivalent) of Mersana and the Chief Executive Officer of Merck Serono (or equivalent) of Merck will meet at a mutually agreed upon time and location for the purpose of resolving such dispute.
13.6.4. In the event of an unresolved dispute between the Parties, such dispute will, at either Party’s election and subject to Section 13.5.1, be submitted for resolution by a court of competent jurisdiction.
13.6.5. In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute.
13.7. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the specific subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the specific subject matter hereof are expressly superseded by this Agreement, including confidentiality agreements between the Parties and any of their Affiliates, which are hereby terminated effective as of the Effective Date; provided, that such agreements will continue to govern the treatment of information disclosed by the Parties prior to the Effective Date in accordance with their respective terms. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.
13.8. Independent Contractors. Mersana and Merck each acknowledge that they are independent contractors and that the relationship between the Parties will not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Mersana nor Merck will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party to do so.
13.9. Waiver and Non-Exclusion of Remedies. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly set forth herein.
13.10. Further Assurances. Each Party will execute such additional documents as are necessary to effect the purposes of this Agreement.
13.11. No Third Party Rights. Except as provided in Section 12, a person who is not a party to this Agreement may not enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Agreement, no consent of any Third Party is required for any variation, amendment or waiver (including any release or compromise of any liability) or termination of this Agreement.
13.12. Equitable Relief. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of prospective irreparable harm.
13.13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed or delivered by facsimile or electronically scanned signature page.
(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

MERSANA THERAPEUTICS, INC.

By:	/s/ Eva Jack

Name:	Eva Jack

Title:	Chief Business Officer

MERCK KGaA

By:	/s/ Susan Herbert

Name:	ppa. Susan Herbert

Title:	Executive Vice President Global Business Development

By:	/s/ i.V. Dr. Simone Heitz

Name:	i.V. Dr. Simone Heitz

Title:	Associate General Counsel
Signature Page to Collaboration and Commercial License Agreement

SCHEDULE 1.1.76(a)
MERSANA CYTOTOXIC COMPOUNDS
[**]

SCHEDULE 1.1.76(b)
TUBE Toxins(1)
[**]

(1) [**].

SCHEDULE 1.1.78
MERSANA PATENT RIGHTS
as of the Effective Date
[**].

SCHEDULE 1.1.80
MERSANA PLATFORM PATENT RIGHTS
as of the Effective Date
In-Licensed Mersana Platform Patent Rights

Row	Title	Inventor(s)	Assignee	Patent No.	Serial No	Priority	Filing Date	Issue Date	Status
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

(2) [**].

Row	Title	Inventor(s)	Assignee	Patent No.	Serial No	Priority	Filing Date	Issue Date	Status
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Mersana Platform Patent Rights owned by Mersana

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SCHEDULE 1.1.94
ORIGINAL MERSANA IN-LICENSES
•License Agreement between Mersana Therapeutics, Inc. and TUBE Pharmaceuticals GmbH dated September 22, 2011, as amended on December 21, 2012 (the “TUBE Agreement”)(4)
•Second Restated and Amended License Agreement between Mersana Therapeutics, Inc. and The General Hospital Corporation dated October 19, 2005, as amended on July 27, 2012, and on September 19, 2012 (the “MGH Agreement”)(5)

(4) [**].
(5) [**].

SCHEDULE 2.2.3
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SCHEDULE 2.4.1
DESIGNATED TARGETS

#	Target	Definition	OMIM	SwissProt
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SCHEDULE 7.3
PRESS RELEASE

DRAFT-NOT FOR RELEASE
Mersana and Merck KGaA of Darmstadt, Germany to Develop Next-Generation Antibody-Drug Conjugates
•Collaboration and license agreement allows the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, to expand its oncology drug portfolio
•Mersana Therapeutics’ Fleximer® technology to be leveraged to create multiple antibody-drug conjugates
Cambridge, Mass., June 24, 2014 — Mersana Therapeutics, Inc., and the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, which operates as EMD Serono in the United States and Canada, announced today an agreement to collaboratively develop next-generation antibody-drug conjugates (ADCs). ADCs are composed of an antibody linked to cytotoxic drugs, whereby the antibody specifically targets and delivers the cytotoxic drug to cancer cells, which could lead to higher drug levels at the tumor site.
Mersana and the biopharmaceutical division of Merck KGaA will leverage Mersana’s Fleximer® technology to generate ADCs for multiple undisclosed targets. Both parties have agreed to test a variety of ADCs by utilizing Mersana’s platform technologies, and several cytotoxic agents as conjugates.
“This new collaboration provides an exciting opportunity to expand our oncology drug discovery and development portfolio into the evolving ADC space,” said Dr. Andree Blaukat, head of the Translational Innovation Platform Oncology at Merck Serono, the biopharmaceutical division of Merck KGaA, Darmstadt, Germany. “We have a long standing commitment to improving oncology care, and we aim to deliver the best benefit possible to patients. Partnering with Mersana allows us to incorporate cutting edge research and technical excellence to enrich our pipeline.”
“We look forward to working with Merck in Darmstadt, Germany, to apply our proprietary platform technologies to rapidly develop and demonstrate preclinical proof-of-concept of several customized, novel Fleximer-ADC candidates,” said Timothy B. Lowinger, Ph.D., Mersana’s Chief Scientific Officer.
Under the agreement, Merck KGaA will provide monoclonal antibodies to Mersana who will generate the Fleximer-ADCs and conduct drug discovery and preclinical development activities. Merck KGaA will be responsible for clinical development and commercialization of any products under an exclusive license from Mersana. In addition to an upfront payment, Mersana is eligible to receive milestones plus royalties on worldwide net sales of products.
About Fleximer® Antibody-Drug Conjugate Technology
Mersana’s next-generation Fleximer® antibody-drug conjugate (ADC) technology is based on the Company’s proprietary biodegradable polymer system, known as Fleximer, and a wide variety of linkers that allow for the attachment of an extensive range of anti-tumor payloads to Fleximer. As an example, once loaded with drug(s), Fleximer is then attached through a stable linker that is different from the drug linker(s) to the antibody or antibody alternative to create a Fleximer-ADC.
Mersana’s novel linker systems are designed to be stable in the blood stream and to release the potent payloads once inside the targeted cancer cell. Mersana’s Fleximer-ADC technology provides several key advantages over currently available approaches, including: the ability to deliver diverse payloads; the opportunity to significantly increase drug loading per antibody; and the potential use with antibody fragments and alternative targeting moieties, in addition to monoclonal antibodies. Mersana’s proprietary payload platforms include Dolaflexin™, an auristatin derivative; Vindeflexin™, a vindesine derivative; and Cytoflexin™, a tubulysin derivative.

About Mersana Therapeutics
Mersana Therapeutics engineers antibody drug conjugates (ADCs) that maximize the potential of new and established therapeutic classes. Mersana is developing, with select pharmaceutical partners, a portfolio of next-generation Fleximer® ADCs with superior properties not found with current ADC technologies, . The company is also advancing its own pipeline of Fleximer-ADCs with best-in-class potential to address unmet needs and improve patient outcomes in multiple oncology indications. www.mersana.com
About EMD Serono, Inc.
EMD Serono, Inc., a subsidiary of Merck KGaA, Darmstadt, Germany, is a leader in the US biopharmaceutical arena, integrating cutting-edge science with unparalleled patient support systems to improve people’s lives. The company has strong market positions in neurodegenerative diseases, endocrinology and in reproductive health. In addition, EMD Serono is growing its expertise and presence in the area of oncology, with more than 15 projects currently in development. With a clear focus on the patient and a leadership presence in the biopharmaceutical industry, EMD Serono’s US footprint continues to grow, with approximately 1,000 employees around the country and fully integrated commercial, clinical and research operations in the company’s home state of Massachusetts.
For more information, please visit www.emdserono.com.
About Merck KGaA, Darmstadt, Germany
Merck KGaA of Darmstadt, Germany, is a leading company for innovative and top-quality high-tech products in the pharmaceutical and chemical sectors. Its subsidiaries in Canada and the United States operate under the umbrella brand EMD. Around 38,000 employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. The company generated total revenues of €11.1 billion in 2013 with its four divisions: Biopharmaceuticals, Consumer Health, Performance Materials and Life Science Tools. Merck KGaA of Darmstadt, Germany is the world’s oldest pharmaceutical and chemical company — since 1668, the name has stood for innovation, business success and responsible entrepreneurship. Holding an approximately 70 percent interest, the founding family remains the majority owner of the company to this day.
Media Contacts
For Mersana:
MacDougall Biomedical Communications
Kari Watson
kwatson@macbiocom.com
+1 781 235 3060

For Merck KGaA:
Dr. Andrea Marquart
+49 6151 72-6517
# # #

Your Contact
Dr. Andrea Marquart
News Release	Phone +49 6151 72-6517

June 24, 2014
Merck Serono and Mersana to Develop Next-Generation Antibody-Drug Conjugates
•Collaboration and license agreement allows Merck Serono to expand its oncology drug portfolio
•Mersana Therapeutics’ Fleximer technology to be leveraged to create multiple antibody-drug conjugates
Darmstadt, Germany, June 24, 2014 — Merck Serono, the biopharmaceutical division of Merck, and Mersana Therapeutics, Inc., Cambridge, Mass., U.S., announced today an agreement to collaboratively develop next-generation antibody-drug conjugates (ADCs). ADCs are composed of an antibody linked to cytotoxic drugs, whereby the antibody part specifically targets and delivers the cytotoxic drug to cancer cells which could lead to higher drug levels at the tumor site.
Mersana and Merck Serono will leverage Mersana’s Fleximer® technology to generate ADCs for multiple undisclosed targets. Both parties have agreed to test a variety of ADCs by utilizing Mersana’s platform technologies, and several cytotoxic agents as conjugates. This agreement further underlines Merck Serono’s approach to employ a collaborative research and development model, creating strategic partnerships to drive innovation, being consciously agnostic of the source of potential novel assets, and technologies.
“This new collaboration provides an exciting opportunity to expand our oncology drug discovery and development portfolio into the evolving ADC space,” said Dr. Andree Blaukat, head of the Translational Innovation Platform Oncology at Merck Serono. “At Merck Serono, we have a long standing commitment to improving oncology care, and we aim to deliver the best benefit possible to patients. Partnering with Mersana allows us to incorporate cutting edge research and technical excellence to enrich our pipeline.”
“We look forward to working with Merck Serono to apply our proprietary platform technologies to rapidly develop and demonstrate preclinical proof-of-concept of several customized, novel Fleximer-ADC candidates,” said Timothy B. Lowinger, Ph.D., Mersana’s Chief Scientific Officer.
Under the agreement, Merck Serono will provide monoclonal antibodies to Mersana who will generate the Fleximer-ADCs and conduct drug discovery and preclinical development activities.
Merck Serono will be responsible for clinical development and commercialization of any products under an exclusive license from Mersana. In addition to an upfront payment, Mersana is eligible to receive milestones plus royalties on worldwide net sales of products. Further financial details are not being disclosed.
About Fleximer Antibody-Drug Conjugate Technology
Mersana’s next-generation Fleximer® antibody-drug conjugate (ADC) technology is based on the Company’s proprietary biodegradable polymer system, known as Fleximer, and a wide variety of linkers that allow for the attachment of an extensive range of anti-tumor payloads to Fleximer. As an example, once loaded with drug(s), Fleximer is then attached through a stable linker that is different from the drug linker(s), to an antibody or antibody alternative to create a Fleximer-ADC.
Mersana’s novel linker systems are designed to be stable in the blood stream and to release the potent payloads once inside the targeted cancer cell. Mersana’s Fleximer-ADC technology provides several key advantages over currently available approaches, including: the ability to deliver diverse payloads; the opportunity to significantly increase drug loading per antibody; and the potential use with antibody fragments and alternative targeting moieties in addition to monoclonal antibodies. Mersana’s proprietary payload platforms include Dolaflexin™, an auristatin derivative; Vindeflexin™, a vindesine derivative; and Cytoflexin™, a tubulysin derivative.
About Mersana Therapeutics
Mersana Therapeutics engineers antibody drug conjugates (ADCs) that maximize the potential of new and established therapeutic classes. Mersana is developing, with select pharmaceutical partners, a portfolio of next-generation Fleximer® ADC) with superior properties not found with current ADC technologies. The company is also advancing its own pipeline of Fleximer-ADCs with best-in-class potential to address unmet needs and improve patient outcomes in multiple oncology indications. www.mersana.com
About Merck Serono
Merck Serono is the biopharmaceutical division of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.
Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of neurology, oncology, immuno-oncology and immunology.
For more information, please visit www.merckserono.com.
All Merck Press Releases are distributed by e-mail at the same time they become available on the Merck Website. Please go to www.merckgroup.com/subscribe to register online, change your selection or discontinue this service.
Merck is a leading company for innovative and top-quality high-tech products in the pharmaceutical and chemical sectors. With its four divisions Merck Serono, Consumer Health, Performance Materials and Merck Millipore, Merck generated total revenues of € 11.1 billion in 2013. Around 38,000 Merck employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. Merck is the world’s oldest pharmaceutical and chemical company — since 1668, the company has stood for innovation, business success and responsible entrepreneurship. Holding an approximately 70 percent interest, the founding family remains the majority owner of the company to this day. Merck, Darmstadt, Germany is holding the global rights to the Merck name and brand. The only exceptions are Canada and the United States, where the company is known as EMD.

EXHIBIT 1.1.98
PERFORMANCE SPECIFICATIONS

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S-24